Exhibit 10.63

Annex A to Second Amendment to Credit Agreement

CREDIT AGREEMENT,
dated as of February 26, 2025,
among
QT IMAGING HOLDINGS, INC.,
as the Borrower,
and
LYNROCK LAKE MASTER FUND LP,
as the Lender

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	24
1.3	Divisions	24

SECTION 2 AMOUNT AND TERMS OF TERM COMMITMENTS		25
2.1	Term Commitments	25
2.2	Procedure for Term Loan Borrowing	25
2.3	Repayment of Term Loans	25
2.4	[Reserved]
2.5	Optional Prepayments	26
2.6	Mandatory Prepayments	27
2.7	[Reserved]	28
2.8	Interest Rates and Payment Dates	28
2.9	Computation of Interest and Fees	29
2.10	[Reserved]	29
2.11	Pro Rata Treatment and Payments	29
2.12	Requirements of Law	29
2.13	Taxes	31
2.14	[Reserved]	34
2.15	[Reserved]	34
2.16	[Reserved]	34
2.17	Notes	34

SECTION 3 [RESERVED]		34

SECTION 4 REPRESENTATIONS AND WARRANTIES		34
4.1	[Reserved]	35
4.2	No Change	35
4.3	Existence; Compliance with Law	35
4.4	Power, Authorization; Enforceable Obligations	35
4.5	No Legal Bar	35
4.6	Litigation	36
4.7	No Default	36
4.8	Ownership of Property; Liens; Investments	36
4.9	Intellectual Property	36
4.10	Taxes	36
4.11	Federal Regulations	36
4.12	Labor Matters	37
4.13	Employee Benefit Plans	37
4.14	Investment Company Act; Other Regulations	37
4.15	Subsidiaries	38
4.16	Use of Proceeds	38
4.17	Environmental Matters	38
4.18	Accuracy of Information, etc.	39
4.19	Security Documents	39

4.20	Solvency; Voidable Transaction	40
4.21	Regulation H	40
4.22	Insurance	40
4.23	No Casualty	40
4.24	PATRIOT Act; Export/Import Controls; Sanctions	40
4.25	Anti-Corruption Laws	41
4.26	Leases	41
4.27	Senior Indebtedness	41
4.28	Material Contracts	41

SECTION 5 CONDITIONS PRECEDENT		42
5.1	Conditions to Initial Extension of Credit	42
5.2	Post-Closing Conditions Subsequent	45

SECTION 6 AFFIRMATIVE COVENANTS		45
6.1	Financial Statements	45
6.2	Certificates; Reports; Other Information	46
6.3	Payment of Obligations	47
6.4	Maintenance of Existence; Compliance	48
6.5	Maintenance of Property; Insurance	48
6.6	Inspection of Property; Books and Records; Audits; Discussions	48
6.7	Notices	49
6.8	Environmental Laws	51
6.9	Intellectual Property	51
6.10	Additional Collateral, Etc.	51
6.11	Material Contracts	53
6.12	Use of Proceeds	53
6.13	Anti-Corruption Laws	53
6.14	Further Assurances	54
6.15	Collateral Access Agreement	54
6.16	Cash Management	54
6.17	Corporate Governance and Confidentiality	54
6.18	CARES Act	54
6.19	Holding Company Structure	54

SECTION 7 NEGATIVE COVENANTS		54
7.1	Indebtedness	54
7.2	Liens	55
7.3	Fundamental Changes	55
7.4	Disposition of Property	56
7.5	Restricted Payments	56
7.6	Investments	57
7.7	ERISA	58
7.8	Preferred Stock	58
7.9	Transactions with Affiliates	58
7.10	Sale Leaseback Transactions	58
7.11	Cash Transfers	58

7.12	Accounting Changes	58
7.13	Negative Pledge Clauses	59
7.14	Clauses Restricting Subsidiary Distributions	59
7.15	Lines of Business	59
7.16	Designation of Other Indebtedness	59
7.17	Amendments to Organizational Agreements and Material Contracts	59
7.18	Use of Proceeds	59
7.19	Anti-Terrorism Laws	60
7.20	Financial Covenants	60

SECTION 8 EVENTS OF DEFAULT		61
8.1	Events of Default	61
8.2	Remedies Upon Event of Default	64
8.3	Application of Funds	65

SECTION 9 [RESERVED]		66

SECTION 10 MISCELLANEOUS		66
10.1	Amendments and Waivers	66
10.2	Notices	66
10.3	No Waiver; Cumulative Remedies	68
10.4	Survival of Representations and Warranties	68
10.5	Expenses; Indemnity; Damage Waiver	68
10.6	Successors and Assigns	69
10.7	Adjustments; Set-off	70
10.8	Payments Set Aside	70
10.9	Interest Rate Limitation	70
10.10	Counterparts; Electronic Execution	71
10.11	Severability	71
10.12	Integration	71
10.13	GOVERNING LAW	71
10.14	Submission to Jurisdiction; Waivers	71
10.15	Acknowledgements; Public Statements and Use of Name	72
10.16	Delivery of Information	73
10.17	Patriot Act	73
10.18	Confidentiality	73
10.19	Financing Right of First Refusal

SCHEDULES

Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.9(a):	Intellectual Property
Schedule 4.15(a):	Subsidiaries
Schedule 4.15(b):	Subscriptions, Options, Warrants etc.
Schedule 4.17:	Environmental Matters
Schedule 4.19:	Financing Statements and Other Filings
Schedule 4.28	Material Contracts
Schedule 5.2:	Post-Closing Covenants
Schedule 6.17	Corporate Governance and Confidentiality
Schedule 7.1(c):	Existing Indebtedness
Schedule 7.2(a):	Existing Liens
Schedule 7.6(d)	Existing Investments
Schedule 7.9	Existing Transactions with Affiliates
EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	[Reserved]
Exhibits F-1 – F-4:	Forms of U.S. Tax Compliance Certificate
Exhibit G:	Form of Intercompany Note
Exhibit H:	Form of Term Loan Note
Exhibit I:	Form of Perfection Certificate
Exhibit J:	Form of Notice of Borrowing
v

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), dated as of February 26, 2025, is entered into by and among QT IMAGING HOLDINGS, INC., a Delaware corporation (the “Borrower”), and LYNROCK LAKE MASTER FUND LP (the “Lender”).
RECITALS:
WHEREAS, the Borrower desires to obtain Term Loans in an aggregate principal amount of $15,100,000, subject to the terms and conditions set forth herein;
WHEREAS, the Lender has agreed to extend such Term Loans to the Borrower subject to the terms and conditions set forth herein; and
WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure all of its respective Obligations in respect of such guarantee by granting to the Lender a first priority Lien (free and clear of all other Liens, subject only to Liens permitted by the Loan Documents) on all of its assets, subject to certain specified exclusions set forth in the Loan Documents.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1
DEFINITIONS
1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“Accounting Change”: is defined in the definition of GAAP.
“Additional Financing”: is defined in Section 10.19.
“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, the Lender shall not be deemed an Affiliate of the Loan Parties solely as a result of the exercise of its rights and remedies under the Loan Documents.
“Agreement”: is defined in the preamble hereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws”: the FCPA, UK Bribery Act 2010, and any other state or federal Governmental Requirements of any jurisdiction applicable to any Loan Party or any of their Subsidiaries or controlled Affiliates from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Laws”: Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, Money Laundering Control Act of 1986, the laws comprising or implementing the Bank Secrecy Act, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, and any other Governmental Requirements of any jurisdiction applicable to any Loan Party or any of their Subsidiaries or Affiliates from time to time concerning or relating to terrorism financing or money laundering.
“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition of property permitted by clauses (a) through (h) of Section 7.4) that yields Net Cash Proceeds to the Borrower or any Subsidiary thereof (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds).

“Assumption Agreement”: is defined in the Guarantee and Collateral Agreement.
“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”.
“Borrower”: is defined in the preamble hereto.
“Borrower Board”: the board of directors, board of managers or comparable authority of the Borrower, and each committee thereof.
“Business”: is defined in Section 4.17(b).
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or the State of California are authorized or required by law to close.
“Cable Car Note”: that certain secured convertible promissory note issued by Borrower to Funicular Funds, LP on March 4, 2024, pursuant to that certain Note Purchase Agreement between the same parties dated as of February 29, 2024 (as amended, amended and rested, supplemented, or otherwise modified from time to time).
“Called Principal”: with respect to any Term Loan, the amount of principal of such Term Loan, whether partial or the entirety, that is to be repaid pursuant to Section 2.5 or Section 2.6 or has become or is declared to be immediately due and payable pursuant to Section 8.2, as the context requires.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable or exercisable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one (1) year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one (1) year from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended,

(ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) instruments comparable in credit quality and tenor to those referred to in clauses (a) through (h) above and customarily used by corporations for normal cash management purposes in a jurisdiction outside of the United States, utilized by the Borrower to the extent reasonably required in connection with any business conducted in such jurisdiction.
“Cash Management Services” means any one or more of the following types of services or facilities: (a) ACH transactions; (b) treasury and/or cash management services, including, controlled disbursement services, depository, overdraft and electronic funds transfer services; (c) foreign exchange facilities; (d) deposit and other accounts; and (e) merchant services (other than those constituting a line of credit).
“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.
“Certificated Securities”: is defined in Section 4.19.
“Change of Control”: (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 40% or more of the voting Equity Interests of the Borrower; (b) commencing on the date that is 91 days after the Closing Date, during any period of twelve (12) consecutive months, a majority of the members of the Borrower Board cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; (c) any merger, consolidation or sale of substantially all of the property or assets of any Loan Party to any Person that is not another Loan Party; or (d) any change of control, fundamental change or similar concept under any document evidencing Indebtedness of the Borrower or any of its Subsidiaries.
“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Lender.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all property of the Loan Parties (other than Excluded Assets), now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Collateral Access Agreement”: any landlord waiver, bailee letter, warehouseman lien waiver or other agreement, in form and substance reasonably satisfactory to the Lender, among the Lender and any third party (including any bailee, consignee, customs broker, warehouseman or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located in the United States, as such landlord waiver, bailee letter, warehouseman lien waiver or other agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Collateral-Related Expenses”: all reasonable and documented out-of-pocket costs and expenses of the Lender paid or incurred in connection with any sale, collection or other realization on the Collateral, and reimbursement for all other reasonable and documented out-of-pocket costs, expenses and liabilities and advances made or incurred by the Lender in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Lender is entitled to indemnification under the Security Documents and all advances made by the Lender under the Security Documents for the account of any Loan Party.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
“Control”: either (a) the power to vote, or the beneficial ownership of, ten percent (10%) or more of the voting Capital Stock of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.
“Control Agreement”: any control agreement with respect to any Deposit Account, Securities Account or a commodities account, in form and substance reasonably satisfactory to the Lender, entered into among the depository institution at which a Loan Party maintains a Deposit Account, or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Lender pursuant to which the Lender obtains “control” (within the meaning of the UCC, or any other applicable law) over such deposit account, securities account or commodities account.
“Copyrights”: is defined in the Guarantee and Collateral Agreement.
“Core Business”: any material line of business conducted by the Borrower and its Subsidiaries as of the Closing Date and any business reasonably related, similar, corollary, complementary, ancillary, synergistic or incidental thereto.
“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, provisional liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, plan of arrangement, scheme of arrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declined Proceeds”: is defined in Section 2.6(h).
“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Rate”: is defined in Section 2.8(c).
“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.
“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of comprehensive Sanctions or whose government is the subject or target of Sanctions (which, as of the Closing Date, includes the Crimea Region of Ukraine, Zaporizhzhia and Kherson Regions or oblasts of Ukraine, the so-called Donetsk People’s Republic and the territory it controls in the Donetsk oblast of Ukraine, the so-called Luhansk People’s Republic and the territory it controls in the Luhansk oblast of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).
“Designated Person”: at any time, (a) any Person who is the target of Sanctions including any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including OFAC, the U.S. Department of State, the U.S. Department of Commerce or His Majesty’s Treasury, (b) any Person operating, organized or resident in a Designated Jurisdiction or (c) any Person owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Discharge of Obligations”: subject to Section 10.8, the satisfaction of the Obligations by the payment in full, in cash of the principal of and interest on or other liabilities relating to the Term Loans, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification and reimbursement obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Term Loans for which no claim has been made), to the extent the aggregate Term Commitments of the Lender are terminated.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of each Subsidiary of the Borrower), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof (including by merger, allocation of assets, division, consolidation or amalgamation) and any issuance of Capital Stock of each Subsidiary of the Borrower. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than for Capital Stock that is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which any Term Loan matures (excluding any Capital Stock that is subject to any provision thereof that requires the redemption thereof upon the occurrence of a change of control, asset sale or other similar event at any time on or prior to the date that is ninety-one (91) days after the date on which any Term Loan matures if such Capital Stock provides that such redemption is subject to the Discharge of Obligations). The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
“Distribution Agreement”: The Amended and Restated Distribution Agreement, dated as of December 11, 2024, by and between Borrower and NXC Imaging, Inc., a wholly owned subsidiary of Canon Medical Systems USA, Inc.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Environmental Laws”: any and all foreign, federal, provincial, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human or occupational health and safety (as related to the handling of, or exposure to, Materials of Environmental Concern) or the environment, including those relating to the generation, use, handling, transportation, storage, treatment, disposal, release or threatened release of, or exposure to, Materials of Environmental Concern.
“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract or agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.
“ERISA Affiliate”: each corporation, trade or business (wahether or not incorporated) which is treated as a single employer with any Group Member under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, any other Person required to be aggregated with any Group Member under Section 414(m) or (o) of the Code. Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA Affiliate of such Group Member within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Group Member and with respect to liabilities arising after such period for which such Group Member could be liable under the Code or ERISA.
“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in

Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(b) of ERISA); (c) a withdrawal by any Group Member or any ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Group Member or any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Group Member or any ERISA Affiliate of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by any Group Member or any ERISA Affiliate of notice from any Multiemployer Plan that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (f) the imposition of liability on any Group Member or any ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Pension Plan, or the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (j) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Group Member or any ERISA Affiliate with respect to any Pension Plan; (k) an application for a funding waiver under Section 302 of ERISA or Section 412 of the Code or an extension of any amortization period pursuant to Section 303 of ERISA or Section 430 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA or Section 4975 of the Code for which any Group Member or any Subsidiary thereof may be directly or indirectly liable; (m) the occurrence of an act or omission which would be reasonably expected to give rise to the imposition on any Group Member of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Group Member or any Subsidiary thereof in connection with any Plan; (o) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or (p) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Group Member or any ERISA Affiliate thereof, in either case pursuant to Title I or IV of ERISA, including Section 303(k) of ERISA or to Section 430(k) of the Code.
“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Event of Default”: any of the events specified in Section 8.1.
“Exchange Act”: the Securities Exchange Act of 1934, as amended.
“Excluded Accounts”: is defined in the Guarantee and Collateral Agreement.
“Excluded Assets”: is defined in the Guarantee and Collateral Agreement.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized or incorporated under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Term Loans or Term Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Term Loans or Term Commitment or (ii) the Lender changes its lending office, except in each case, to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 2.13(f), and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Facilities”: means the Cable Car Note and Yorkville Note.
“Existing Notes”: collectively, (i) the Klock 2020 Note, (ii) the Klock 2023 Note and (iii) the Stanley Note.
“Existing Note Amendments”: collectively, (i) the Klock 2020 Note Amendment, (ii) the Klock 2023 Note Amendment and (iii) the Stanley Amendment.
“Export/Import Controls”: (a) the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and any other applicable Governmental Requirements related to export controls and (b) customs laws administered or enforced by the United States, including the U.S. Customs and Border Protection, and any other applicable Governmental Requirements related to import controls or customs.
“Extended SEC Reporting Deadline”: is defined in Section 6.1.
“Extraordinary Receipts”: any cash receipts received by any Loan Party or any Subsidiary thereof not in the ordinary course of business, consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnification payments received by any Loan Party or Subsidiary, (c) any purchase price adjustment or working capital adjustment received by any Loan Party or Subsidiary pursuant to any purchase agreement or related documentation or (d) any other receipt of proceeds outside of the ordinary course of business of the Loan Parties and their Subsidiaries.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA”: the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Financial Covenants”: the covenants set forth in Section 7.20.
“First Amendment Closing Date”: August 26, 2025.
“Fiscal Quarter”: each fiscal quarter of the Borrower and its Subsidiaries ending on March 31, June 30, September 30 and December 31 of each year.
“Fiscal Year”: each fiscal year of the Borrower and its Subsidiaries ending on December 31 of each year.
“Flex Cap” means, as of any date of determination, $250,000, minus (i) the aggregate amount of Investments outstanding pursuant to Section 7.6(j), (ii) the aggregate amount of Indebtedness outstanding pursuant to Section 7.1(j) and (iii) the aggregate amount of Liens outstanding pursuant to Section 7.2(k), it being understood and agreed that a single transaction that could be categorized as more than one of clauses (i), (ii) or (iii) will not count multiple times for the purpose of calculating the Flex Cap.
“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by the Borrower or any Subsidiary thereof.
“Foreign Lender”: a Lender that is not a U.S. Person.
“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Borrower or any Subsidiary thereof.
“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.
“Funding Office”: the office or account of the Lender as may be specified from time to time by the Lender as its funding office.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the standards or terms in this Agreement, then the Borrower and the Lender agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, all standards and terms in this Agreement shall continue to be construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority”: the government of the United States of America, or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any group or body charged with setting accounting or regulatory capital rules or standards (including any successor or similar authority to any of the foregoing).
“Governmental Requirement”: any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, license, authorization or other directive or requirement, whether now or hereinafter in effect, including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Group Members”: the collective reference to the Borrower and its Subsidiaries.
“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantors”: a collective reference to (i) the Borrower and each domestic Subsidiary of the Borrower that is party to the Guarantee and Collateral Agreement on the Closing Date and (ii) each Subsidiary of the Borrower which has become a Guarantor pursuant to the requirements of Section 6.10 hereof and/or the Guarantee and Collateral Agreement.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, including Obligations to the extent such obligations are required to be accounted for as a liability or debt on the consolidated balance sheet of the Borrower in accordance with GAAP (other than (x) any such obligations incurred under ERISA and (y) trade payables incurred in the ordinary course of such Person’s business not more than ninety (90) days overdue (or such longer period to the extent being contested in good faith)), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) operating leases, (ii) trade payables arising in the ordinary course of business and not more than ninety (90) days past due (or such longer period to the extent being contested in good faith), (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, or (v) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, shall not, in each of the foregoing cases, be treated as “Indebtedness” for any purpose hereunder. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee”: is defined in Section 10.5(b).
“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case, undertaken under federal, provincial, state or foreign law or any other applicable jurisdiction, including any Debtor Relief Law.
“Intellectual Property”: is defined in the Guarantee and Collateral Agreement.
“Intellectual Property Security Agreement”: is defined in the Guarantee and Collateral Agreement.
“Intercompany Note” means that certain promissory note, dated as of the Closing Date, evidencing Indebtedness owed among the Borrower and its Subsidiaries that are party thereto from time to time, substantially in the form of Exhibit G.
“Interest Compounding Date”: the last Business Day of any Fiscal Quarter.
“Interest Rate”: ten percent (10.0%) per annum prior to the Second Amendment Closing Date, and twelve percent (12.0%) per annum on and after the Second Amendment Closing Date.
“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
“Investments”: is defined in Section 7.6.
“IRS”: the U.S. Internal Revenue Service, or any successor thereto.
“Junior Indebtedness”: collectively, any Indebtedness of the Borrower or any of its Subsidiaries, that is (x) secured by a Lien that is junior in priority to the Lien securing the Obligations, (y) Subordinated Indebtedness and/or (z) unsecured.
“Klock 2020 Note Amendment” : that certain Amendment to Reformed Convertible Promissory Note, dated on or about the Closing Date, by and between the Borrower and The John Charles Klock Jr. and Cynthia L. Klock Trust U/A DTD 07/26/07, with reference to that certain Reformed Convertible Promissory Note, dated as of June 24, 2020, in an aggregate principal amount of two million six hundred forty three thousand seven hundred and twenty five dollars ($2,643,725) plus accrued and unpaid interest as of February 25, 2025 for a total of three million one hundred thousand nine hundred and one dollars ($3,100,901.00), delivered by QT Imaging and subsequently assigned to and assumed by the Borrower pursuant to that certain Assignment and Assumption Agreement of the Reformed Convertible Promissory Note, dated as of March 4, 2024 (the “Klock 2020 Note”).
“Klock 2023 Note Amendment”: that certain Amendment to Amended and Restated Promissory Note, dated on or about the Closing Date, by and between the Borrower and The John Charles Klock Jr. and Cynthia L. Klock Trust U/A DTD 07/26/07, with reference to that certain Sixth Amended and Restated Promissory Note, dated as of

October 26, 2023, in an aggregate principal amount of seven hundred and five thousand dollars ($705,000) delivered by QT Imaging and subsequently assigned to and assumed by the Borrower pursuant to that certain Assignment and Assumption Agreement of the Sixth Amended and Restated Promissory Note, dated as of March 4, 2024 (the “Klock 2023 Note”).
“Lender”: is defined in the preamble hereto.
“License”: with respect to any Loan Party (the “Specified Party”), (a) any licenses or other similar rights provided to the Specified Party in or with respect to any Intellectual Property owned or controlled by any other Person, and (b) any licenses or other similar rights provided to any other Person in or with respect to any Intellectual Property owned or controlled by the Specified Party, in each case, including (i) any software and technology license agreements (other than license agreements for commercially available, non-customized off-the-shelf software) and (ii) the license agreements listed on Schedule 4.9(a).
“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Loan Documents”: this Agreement, each Security Document, each other guarantee executed by any Guarantor as required under Section 6.10 hereof or the other Loan Documents, the Term Loan Note(s), each Compliance Certificate, each Notice of Borrowing, the Solvency Certificate, the Perfection Certificate, each subordination or intercreditor agreement executed and delivered by any Loan Party, each other document or instrument executed and delivered in connection with any of the foregoing, each other document or instrument designated by the Borrower and the Lender as a “Loan Document” and any amendment, restatement, amendment and restatement, waiver, supplement or other modification to any of the foregoing.
“Loan Party”: each Group Member that is, or is required to become, a party to a Loan Document as a “Borrower” or a “Guarantor”.
“Make-Whole Amount”: with respect to the Called Principal of any Term Loan, an amount equal to the Remaining Scheduled Payments with respect to the Called Principal of such Term Loan; provided that the Make-Whole Amount shall in no event be less than zero. For the avoidance of doubt, such amount shall be payable whether before or after an Event of Default or acceleration of any Term Loan.
“Master Agreement”: is defined in the definition of “Swap Contract”.
“Material Adverse Effect”: means any event, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on (a) the business, assets, properties, liabilities (contingent or otherwise), financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of (x) the Borrower and (y) the Loan Parties taken as a whole, to perform their respective obligations under the Loan Documents, (c) the rights and remedies of the Lender under any Loan Document or (d) the legality, validity, binding effect or enforceability against the Borrower or any Loan Party of any Loan Document to which it is a party.
“Material Contracts”: (a) each contract, agreement, permit or license set forth on Schedule 4.28 and (b) any contract, agreement, permit or license of any Loan Party, which is material to such Loan Party’s business or which the failure to comply with could reasonably be expected to have a Material Adverse Effect.
“Materials of Environmental Concern”: (a) any substance, material or waste that is defined, regulated or governed under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), (b) any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under Environmental Law, or (c) any petroleum or petroleum products, asbestos or asbestos-containing materials, per- or polyfluoroalkyl substances, polychlorinated biphenyls, urea- formaldehyde insulation, toxic molds or fungi, and radioactive substances (at levels known to be hazardous to human health and safety).

“Maturity Date”: March 31, ~~2027~~2029; provided that if the maturity date with respect to any Indebtedness of the Borrower or any of its Subsidiaries (but excluding the PPP Loans) is scheduled to occur prior to October 1, ~~2027~~2029, the Maturity Date shall automatically become the Springing Maturity Date.
“Maximum Rate”: is defined in Section 10.9.
“MNPI”: is defined in Section 10.16.
“MNPI Notice”: is defined in Section 10.16.
“Moody’s”: Moody’s Investors Service, Inc.
“Mortgaged Properties”: the real properties, if any, as to which, pursuant to Section 6.10(b) or otherwise, the Lender shall be granted a Lien pursuant to the Mortgages.
“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Lender, in each case, as such documents may be amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Lender.
“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) to which any Group Member or any ERISA Affiliate thereof makes, is making, or is obligated or has been obligated to make, contributions within the past six (6) years.
“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event as set forth in Section 2.6(c), the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such any Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), other customary expenses and brokerage, consultant and other customary fees, costs and expenses actually incurred in connection therewith, all amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Cash Proceeds) and any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to any Loan Party, such amounts net of any related expenses shall constitute Net Cash Proceeds) from the sale price for such Asset Sale and net of taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by the Borrower or any Subsidiary in connection with such Asset Sale or Recovery Event in the taxable year that such Asset Sale or Recovery Event is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes, (b) in connection with any incurrence of Indebtedness as set forth in Section 2.6(b), the cash proceeds received from such incurrence, net of attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees, costs and expenses actually incurred in connection therewith and (c) in connection with any sale or issuance after the First Amendment Closing Date of any Capital Stock of the Borrower as set forth in Section 2.6(f), the cash proceeds received from such sale or issuance, net of attorneys' fees, accountants' fees, investment banking fees, other customary expenses and brokerage, consultant and other customary fees, costs and expenses actually incurred in connection therewith.

“Notice of Borrowing”: a notice substantially in the form of Exhibit J.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Term Loans and all other obligations and liabilities of the Loan Parties to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, any premium (including, without limitation, the Prepayment Premium, the Tranche B 2025 Premium and the Make-Whole Amount, if any), reimbursement obligations, payment obligations, fees, indemnities, costs and expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Lender).
“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.
“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation, amalgamation or continuance (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its articles and bylaws (or equivalent thereof) or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes”: with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising solely from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loans or any Loan Document).
“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.
“Patents”: is defined in the Guarantee and Collateral Agreement.
“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (x) that is or within the past six (6) years was maintained or sponsored by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate thereof makes or is obligated to make, or within the past six years made or was obligated to make, contributions and (y) that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Perfection Certificate”: the Perfection Certificate to be executed and delivered by the Borrower pursuant to Section 5.1, substantially in the form of Exhibit I, together with supplements and updates to such Perfection Certificate pursuant to Section 6.2(a).
“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PIK Interest”: is defined in Section 2.8(e).
“Plan”: (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is maintained or sponsored by any Group Member or any Subsidiary thereof or to which any Group Member or any Subsidiary thereof makes, or is obligated to make contributions, (b) a Pension Plan, or (c) a Qualified Plan.
“Pledge Supplement”: is defined in the Guarantee and Collateral Agreement.
“PPP Loans”: unsecured Indebtedness of QT Ultrasound Labs, Inc. under the Paycheck Protection Program under the CARES Act with an aggregate outstanding principal balance equal to $74,127.42.
“PPP Loan Documents”: the definitive documents governing the terms of the PPP Loan.
“Prepayment Date”: is defined in Section 2.6(h).
“Prepayment Premium”: an amount equal to 20.0% of the Called Principal of any Term Loan being repaid or prepaid. For the avoidance of doubt, such amount shall be payable whether before or after an Event of Default or acceleration of any Term Loan.
“Projections”: is defined in Section 6.2(b).
“Properties”: is defined in Section 4.17(a).
    “QT Imaging”: QT Imaging, Inc., a Delaware corporation.
    “Qualified Cash”: at any time of determination, the aggregate balance sheet amount of unrestricted cash and Cash Equivalents included in the consolidated balance sheet of Borrower and its Subsidiaries as of such time that (i) is free and clear of all Liens other than Liens permitted hereunder, (ii) may be applied to payment of the Obligations without violating any law, contract, or other agreement and (iii) is in deposit or securities accounts subject to a first-priority perfected lien in favor of the Lender.
“Qualified Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is maintained or sponsored by any Group Member or to which any Group Member makes or is obligated to make contributions and (b) that is intended to be tax-qualified under Section 401(a) of the Code.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary thereof that yields Net Cash Proceeds to the Borrower or any Subsidiary thereof.
“Registered IP”: is defined in the Guarantee and Collateral Agreement.
“Regulation T”: Regulation T of the Federal Reserve Board as in effect from time to time.
“Regulation U”: Regulation U of the Federal Reserve Board as in effect from time to time.
“Regulation X”: Regulation X of the Federal Reserve Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body”: the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Remaining Scheduled Payments”: with respect to the Called Principal of any Term Loan, all payments of interest in respect of such Called Principal that would be due after the repayment or prepayment date through the Maturity Date with respect to such Called Principal if no payment of such Called Principal were made.
“Reportable Compliance Event”: any Loan Party or its Subsidiaries, or any of their respective officers or directors, (a) becomes a Designated Person; (b) is charged by indictment, criminal complaint or similar charging instrument under Anti-Terrorism Laws, Anti-Corruption Laws, Export/Import Controls, or Sanctions; or (c) receives a subpoena or other notification from a Governmental Authority pursuant to the laws, rules and regulations relating to information technology and communication supply chain (including U.S. Executive Order 13873 and 15 C.F.R. Part 7).
“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case, binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, controller, comptroller, secretary or any other officer or similar authorized person of the Borrower with responsibility for the administration of the obligations in respect of this Agreement and the other Loan Documents, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the Borrower.
“Restricted Payments”: is defined in Section 7.5.
“S&P”: Standard & Poor’s Ratings Services.
“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Group Member sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use any portion of such property.
“Sanction(s)”: any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States Government (including those administered by OFAC and the U.S. Department of State and the U.S. Department of Commerce), (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom (including His Majesty’s Treasury), or (e) Canada.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Second Amendment Closing Date”: May 12, 2026.
“Section 6.1 Reporting Deadline”: is defined in Section 6.1.
“Securities Account”: any “securities account” as defined in the UCC (or any other applicable law) with such additions to such term as may hereafter be made.
“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) the Mortgages, (c) each Intellectual Property Security Agreement, (d) each Control Agreement, (e) all other security documents hereafter delivered to the Lender granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (f) each Pledge Supplement (as defined in the Guarantee and

Collateral Agreement), (g) each Assumption Agreement (as defined in the Guarantee and Collateral Agreement), (h) each Collateral Access Agreement, and (i) all financing statements, fixture filings, Patent, Trademark and Copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.
“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Lender pursuant to Section 5.1, which Solvency Certificate shall be in substantially the form of Exhibit D.
“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the fair value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.
“Specified Party”: is defined in the Guarantee and Collateral Agreement.
“Springing Maturity Date”: is the earlier of (i) the 91st day prior to the scheduled maturity date of any applicable Indebtedness (but excluding the PPP Loans) and (ii) March 31, ~~2027~~2029.
“Stanley Amendment”: that certain Amendment to Convertible Promissory Note, dated on or about the Closing Date, by and between QT Imaging, the Borrower and Richard J. and Barbara Stanley, joint tenants with right of survivorship, with reference to that certain Convertible Promissory Note, dated as of March 2, 2022, in an aggregate principal amount of five hundred thousand dollars ($500,000) plus accrued and unpaid interest as of February 25, 2025 for a total of six hundred nineteen thousand six hundred seventy one dollars ($619,671), delivered by QT Imaging (the “Stanley Note”).
“Subordinated Indebtedness”: unsecured Indebtedness of a Loan Party that is expressly subordinated to the Obligations pursuant to terms (including payment and remedies subordination terms, as applicable) reasonably acceptable to the Lender; provided that, such Indebtedness (i) will have a final stated maturity that is at least one hundred eighty-one (181) days after the Maturity Date, (ii) contain no financial maintenance covenants, (iii) shall have covenants and events of default that are no less favorable, taken as a whole, to the applicable Loan Parties than those contained in this Agreement, (iv) shall not require any payments of principal or other obligations (including interest) in cash prior to its final stated maturity date, (v) will not be convertible into any equity interests of the Borrower or its Subsidiaries and (vi) shall not accrue interest at a rate greater than 10% per annum.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value”: in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment”: the commitment of the Lender to make (a) a Term Loan on the Closing Date in a principal amount equal to $10,100,000 (“Tranche A Amount”), and (b) a Term Loan on the First Amendment Closing Date in a principal amount equal to $5,000,000 (“Tranche B Amount”).
“Term Loan”: a term loan or term loans made by the Lender to the Borrower pursuant to Section 2.1.
“Term Loan Note”: a promissory note in the form of Exhibit H, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Trademarks”: is defined in the Guarantee and Collateral Agreement.
“Tranche A Term Loan”: as defined in Section 2.1.
“Tranche B 2025 Premium”: an amount equal to six percent (6.0%) multiplied by the sum of (a) the Called Principal of the Tranche B Term Loan being prepaid plus (b) all accrued and unpaid interest thereon (including, for the avoidance of doubt, accrued interest that has not yet been paid or capitalized).
“Tranche B Term Loan”: as defined in Section 2.1.
“Yorkville Note”: means that certain convertible promissory note No. QTI-1-1, dated as of March 4, 2024, issued by the Borrower to YA II PN, LTD, as amended.
“Yorkville SEPA”: means that certain Standby Equity Purchase Agreement, dated as of November 15, 2023, between the Borrower and YA II PN, LTD., as amended.
“Yorkville Warrant”: means that certain warrant agreement No. YA-1, dated as of February 26, 2025, issued by the Borrower to YA II PN, LTD., as amended.
“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.
“United States” and “U.S.”: the United States of America.
“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

    “U.S. Tax Compliance Certificate”: as defined in Section 2.13(f).
“USCRO”: the U.S. Copyright Office.
“USPTO”: the U.S. Patent and Trademark Office.
“Warrant Agreement”: means the Warrant Agreement between the Borrower and the Lender, dated as of the Closing Date, as may be amended, modified and amended and restated from time to time.
“Withholding Agent”: as applicable, any of any applicable Loan Party and the Lender, as the context may require.
1.2 Other Definitional Provisions.
(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower or any Subsidiary thereof not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to a given time of day shall, unless otherwise specified, be deemed to refer to Eastern time, and (vi) references to agreements (including this Agreement) shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated, amended and restated or otherwise modified from time to time.
(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
SECTION 2
AMOUNT AND TERMS OF TERM COMMITMENTS
2.1 Term Commitment. Subject to the terms and conditions hereof, the Lender agrees to make Term Loans to the Borrower as follows: (a) a Term Loan equal to the Tranche A Amount available on the Closing Date

(“Tranche A Term Loan”), and (b) a Term Loan equal to the Tranche B Amount available on the First Amendment Closing Date (“Tranche B Term Loan”). Once repaid, whether such payment is voluntary or required, no Term Loan may be reborrowed.
2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Lender an irrevocable Notice of Borrowing (which must be received in writing by the Lender prior to 12:00 P.M., New York City time, on the second (2nd) Business Day prior to the Closing Date with respect to the Tranche A Term Loan or prior to the First Amendment Closing Date with respect to the Tranche B Term Loan (or, in each case, such shorter period as approved by the Lender)), requesting that the Lender make such Term Loan on the respective funding date and specifying (i) the amount to be borrowed and (ii) the wire instructions where funds should be sent. Upon receipt of such Notice of Borrowing, the Lender shall wire transfer to the Borrower such amounts in immediately available funds to the account specified by the Borrower in accordance with the instructions provided by the Borrower.
2.3 Repayment of Term Loans. The Term Loans (including the PIK Interest) shall be repaid on the Maturity Date in an amount equal to the aggregate principal amount of such Term Loans outstanding on such date, together with all accrued and unpaid interest thereon and any outstanding fees, if any, in each case, payable in accordance with the Loan Documents.
2.4 [Reserved].
2.5 Optional Prepayments. Subject to the payment of the Make-Whole Amount, the Borrower may, at any time prior to the Maturity Date, prepay any Term Loan, in full or in part, upon irrevocable written notice delivered to the Lender no later than 12:00 p.m., New York City time, three (3) Business Days prior thereto, which notice shall specify the date and amount of the proposed prepayment and the amount of the Make-Whole Amount that is due and payable; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing or disposition, such notice of prepayment may be revoked if the financing or disposition is not consummated; provided, further, that any such prepayment of any Term Loan made in connection with, or in anticipation of, a Change of Control will also be subject to the Prepayment Premium. If any such written notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid, unless such notice is revoked pursuant to the immediately preceding sentence of this Section 2.5. Partial prepayments of the Term Loans shall be in an aggregate principal amount of $250,000 or a whole multiple thereof.
2.6 Mandatory Prepayments.
(a) Subject to the payment of the Make-Whole Amount, if on any date the Borrower or any Subsidiary thereof shall receive any cash proceeds from any Extraordinary Receipts in an amount equal to or exceeding $250,000 in the aggregate since the Closing Date, the Borrower and its Subsidiaries shall, at the option of the Lender in accordance with Section 2.6(h), prepay the Term Loans within five (5) Business Days of such receipt by the Borrower or such Subsidiary of such cash proceeds, in an amount equal to one hundred percent (100%) of the cash proceeds of such Extraordinary Receipt, in each case, to be applied as set forth in Section 2.6(h).
(b) Subject to the payment of the Make-Whole Amount, if any Indebtedness shall be incurred by the Borrower or any Subsidiary thereof (excluding any Indebtedness incurred in accordance with Section 7.1), at the option of the Lender in accordance with Section 2.6(h), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of incurrence or receipt toward the prepayment of the Term Loans as set forth in Section 2.6(h).
(c) Subject to the payment of the Make-Whole Amount, if on any date the Borrower or any Subsidiary thereof shall receive Net Cash Proceeds in an amount equal to or exceeding (i) $250,000 in any single transaction or series of related transactions or (ii) $250,000 in the aggregate for all transactions during the term of this Agreement from any Asset Sale or Recovery Event then the Borrower or such Subsidiary shall, at the option of the Lender in accordance with Section 2.6(h), prepay, or cause to be prepaid, the Term Loans, on or prior to the date which is five (5) Business Days after the date of the realization or receipt by the Borrower or such Subsidiary of such Net Cash Proceeds, in an amount equal to one hundred percent (100%) of such Net Cash Proceeds, in each case, to be applied as set forth in Section 2.6(h).

(d)     If the Borrower or its Subsidiaries receive payment of accounts receivable on or after January 1, 2026, the Borrower or such Subsidiary shall, at the option of the Lender in accordance with Section 2.6(h), prepay, or cause to be prepaid the Term Loans, on a monthly basis, no later than five (5) Business Days after the end of each month (provided that such date for payment is prior to the Maturity Date), in an amount equal to fifteen percent (15.0%) of the aggregate amount of payments of accounts receivable actually received during such prior month, net of any cost of collection incurred not in the ordinary course of business. For avoidance of doubt, neither the Make-Whole Amount nor the Prepayment Premium is due or payable on any prepayment under this Section 2.6(d).
(e) Subject to the payment of the Make-Whole Amount and the Prepayment Premium, in the event that a Change of Control shall occur, the Borrower or such Subsidiary shall, at the option of the Lender in accordance with Section 2.6(h), prepay, or cause to be prepaid, all of the outstanding Term Loans, on or prior to the date which is two (2) Business Days after the date of such Change of Control.
(f)     Subject to the payment of the Make-Whole Amount, if the Borrower receives Net Cash Proceeds from any sale or issuance of the Capital Stock of the Borrower, then the Borrower shall, at the option of the Lender in accordance with Section 2.6(h), prepay, or cause to be prepaid, the Tranche B Term Loan on or prior to the date which is thirty (30) days after the date of the receipt by the Borrower of such Net Cash Proceeds in an amount equal to the lesser of (i) one hundred percent (100%) of such Net Cash Proceeds or (ii) the principal amount of such Tranche B Term Loan outstanding on such date of prepayment, together with all accrued and unpaid interest thereon and any outstanding fees or premium, if any, payable in accordance with the Loan Documents, in each case, to be applied as set forth in Section 2.6(h).
(g) Notwithstanding any provision of this Agreement to the contrary, in connection with (i) any voluntary prepayment of any Term Loan pursuant to Section 2.5, (ii) any mandatory prepayment of any Term Loan pursuant to Section 2.6(a), Section 2.6(b), Section 2.6(c), Section 2.6(e) or Section 2.6(f) or (iii) any payment of any Term Loan after the occurrence and during the continuance of an Event of Default or after acceleration of the Obligations, in each case, the Borrower shall pay to the Lender the Make-Whole Amount, as the case may be, plus accrued and unpaid interest (including, for the avoidance of doubt, accrued interest that has not yet been paid or capitalized) on the principal amount of such Term Loan being prepaid to the date of such prepayment. Furthermore, notwithstanding any provision of this Agreement to the contrary, (I) in connection with any mandatory prepayment of any Term Loan pursuant to Section 2.6(e), the Borrower shall also pay to the Lender the Prepayment Premium and (II) in connection with any mandatory prepayment of the Tranche B Term Loan pursuant to Section 2.6(f) (other than, for the avoidance of doubt, after the occurrence and during the continuance of an Event of Default or after acceleration of the Obligations, in which case the Make-Whole Amount will apply) on or prior to December 31, 2025, such mandatory prepayment will be subject to the payment of the Tranche B 2025 Premium instead of the Make-Whole Amount.
(h) Amounts to be applied in connection with prepayments made pursuant to this Section 2.6 not constituting Declined Proceeds shall be applied to the Term Loans in accordance with Section 2.11(d). Each prepayment of the Term Loans under this Section 2.6 shall be accompanied by accrued and unpaid interest to the date of such prepayment on the amount prepaid. The Borrower shall deliver to the Lender by 12:00 P.M., New York City time, not less than three (3) Business Days prior to the date such prepayment shall be made (each, a “Prepayment Date”) (i) a written notice of each prepayment of such Term Loan in whole or in part pursuant to this Section 2.6, which such notice shall set forth (1) the Prepayment Date, (2) the aggregate amount of such prepayment and (3) the applicable clause under this Section 2.6 that such prepayment relates to, and (ii) a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment or reduction. The Lender may decline to accept all (or any portion) of any prepayment under this Section 2.6 (any such declined amounts, “Declined Proceeds”) by providing written notice to the Borrower that the Lender has declined any prepayment under this Section 2.6 and the amount of the Declined Proceeds. Any Declined Proceeds shall be retained by the Borrower in a Control Account (as defined in the Guarantee and Collateral Agreement) subject to a Control Agreement in favor of the Lender until used to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or the other Loan Parties. For the avoidance of doubt, no Prepayment Premium, Make-Whole Amount or Tranche B 2025 Premium shall be payable in the event the Lender has declined any prepayment under this Section 2.6 solely in connection with such declined prepayment.
2.7 [Reserved].

2.8 Interest Rates and Payment Dates.
(a) The Term Loans (including the PIK Interest) shall bear interest at a rate per annum equal to the Interest Rate.
(b) [Reserved.]
(c) During the continuance of an Event of Default, all outstanding amounts of the Term Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provision of this Section 2.8 plus 4.00% and all other overdue amounts shall bear interest at a rate per annum equal to the rate that would apply to the Term Loans plus 4.00% (the “Default Rate”).
(d) In computing interest on the Term Loans, (i) the date of the making of such Term Loan shall be included and (ii) the date of payment of such Term Loan shall be excluded.
(e) Interest on the Term Loans shall be compounded by adding the amount thereof to the unpaid principal amount of such Term Loan on each Interest Compounding Date (“PIK Interest”). Unpaid PIK Interest (and, for the avoidance of doubt, accrued interest that has not yet been paid or capitalized) shall be payable on the Maturity Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Interest at the Default Rate shall be payable in cash on written demand.
2.9 Computation of Interest and Fees. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of three hundred and sixty (360) days.
2.10 [Reserved].
2.11 Pro Rata Treatment and Payments.
(a) Amounts prepaid on account of the Term Loans may not be reborrowed.
(b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Lender at the Funding Office, in Dollars and in immediately available funds. Any payment received by the Lender after 2:00 P.M., New York City time, may, in the Lender’s discretion be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment on any Term Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.
(c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Term Loans in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Term Loans in any particular place or manner.
(d) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees, then due hereunder, and (ii) second, toward payment of principal then due hereunder. Except with respect to any prepayment pursuant to Section 2.6(f), all payments (including prepayments) of the Term Loans shall be applied to the Tranche A Term Loan and the Tranche B Term Loan on a pro rata basis.

2.12 Requirements of Law.
(a) [Reserved].
(b) Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, in each case, made subsequent to the date hereof:
(i) shall subject the Lender to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in the definition of Excluded Taxes) on the Term Loans, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, the Lender; or
(iii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Term Loans made by the Lender;
and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Term Loans or of maintaining its obligation to make such Term Loans, or to increase the cost to the Lender, or to reduce the amount of any sum receivable or received by the Lender hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of the Lender, the Borrower will promptly pay the Lender any additional amount or amounts necessary to compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered. If the Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it may promptly notify the Borrower of the event by reason of which it has become so entitled.
(c) If the Lender determines that any change in any Requirement of Law occurring after the date hereof affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitments of the Lender or the Term Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(d) For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.
(e) A certificate as to any additional amounts payable pursuant to paragraphs (a), (b), or (c) of this Section submitted by the Lender to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation. The obligations of the Borrower arising pursuant to this Section 2.12 shall survive the Discharge of Obligations.
2.13 Taxes. For purposes of this Section 2.13, the term “applicable law” includes FATCA.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law, and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.13. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b) Payment of Other Taxes. The Borrower shall, and the Borrower shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.
(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, the Borrower shall, or shall cause such other Loan Party to, deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(d) Indemnification by Loan Parties. Without duplication of Section 2.13(a) or Section 2.13(b), the Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify the Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(e) [Reserved].
(f) Status of the Lender.
(i) To the extent the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.13(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.
(ii) Without limiting the generality of the foregoing,
(A) if the Lender is a U.S. Person, it shall deliver to the Borrower on or prior to the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;
(B) if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(a) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(b) executed copies of IRS Form W-8ECI;
(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or
(d) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(D) if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii) The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h) Survival. Each party’s obligations under this Section 2.13 shall survive the Discharge of Obligations.
2.14 [Reserved].
2.15 [Reserved].
2.16 [Reserved].
2.17 Notes. If so requested by the Lender by written notice to the Borrower, the Borrower shall execute and deliver to the Lender (promptly after the Borrower’s receipt of such notice) a Term Loan Note to evidence each of the Lender’s Term Loans.
SECTION 3
[RESERVED]
SECTION 4
REPRESENTATIONS AND WARRANTIES
To induce the Lender to enter into this Agreement and to make the Term Loans, the Borrower hereby represents and warrants to the Lender that:
4.1 [Reserved].
4.2 No Change. Since the date of the most recent audited consolidated financial statements, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its organization, formation, incorporation, amalgamation or continuation, (b) has the power and authority, and the legal right, to own and operate its material property, to lease the material property it operates as lessee and to conduct the material business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction in which the nature of the business conducted by it or the nature of the properties owned or leased by it requires such qualification or good standing, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest could not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
4.4 Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described on Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) Governmental Approvals, consents, authorizations, filings and notices, the failure of which to obtain, make or give would not reasonably be expected to result in a Material Adverse Effect. Each Loan Document, when delivered hereunder, will have been, duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate (i) any Requirement of Law (except as set forth on Schedule 4.5), (ii) any organizational documents, shareholder agreements, voting agreements or similar agreements of any Loan Party, or (iii) any Material Contract of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any Material Contract (other than Liens permitted by Section 7.2). No Loan Party has violated or failed to comply with any Material Contract applicable to the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. The absence of obtaining the Governmental Approvals described on Schedule 4.4 and the violations of Requirements of Law referenced on Schedule 4.5 could not reasonably be expected to have a Material Adverse Effect.
4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or assets that (a) purport to affect or pertain to any of the Loan Documents or any of the transactions contemplated thereby, or (b) could reasonably be expected to have a Material Adverse Effect.
4.7 No Default. No Default or Event of Default has occurred and is continuing, or would, result from the making of a requested credit extension hereunder.
4.8 Ownership of Property; Liens; Investments. No Loan Party owns any real property. Each Loan Party has a valid leasehold interest in all of the real property which it uses, and good title to, or a valid leasehold interest in, all of its other property, and none of such fee owned property is subject to any Lien except as permitted by Section 7.2. No Loan Party owns any Investment except as permitted by Section 7.6.
4.9 Intellectual Property.
(a)     Attached hereto as Schedule 4.9(a) (which Borrower may amend from time to time provided that notice and copies thereof are provided to the Lender as contemplated hereunder) is a true, correct and complete listing of (i) all Registered IP of the Borrower and its Subsidiaries, and (ii) all Licenses entered into by the Borrower and its Subsidiaries. The Borrower and its Subsidiaries are in compliance with all of the provisions of the Licenses.
(b)     Except as set forth in Schedule 4.9(a), all Registered IP is subsisting, in full force and, to the knowledge of the Borrower and its Subsidiaries, valid and enforceable, and in material compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect and valid and enforceable.
(c)    Except as set forth in Schedule 4.9(e), the Borrower and/or its Subsidiaries exclusively own all Registered IP and have rights to use, all of the Intellectual Property used in or necessary for the conduct of the business of the Borrower and its Subsidiaries as currently conducted.
(d)     The Borrower and its Subsidiaries have taken and continue to take commercially reasonable measures, at least consistent with industry standards, to protect the Intellectual Property of the Borrower and its Subsidiaries that are necessary to the conduct of the business of the Borrower and its Subsidiaries and there has not been any unauthorized access or breach concerning any trade secrets owned by the Borrower and its Subsidiaries.
(e)     To the knowledge of the Borrower and its Subsidiaries, the conduct of the business of the Borrower and its Subsidiaries, and the use of the Intellectual Property owned by the Borrower and its Subsidiaries in connection with the conduct of the business of the Borrower and its Subsidiaries, do not infringe, misappropriate, or violate the Intellectual Property of any Person. Except as set forth on Schedule 4.9(e) (which Borrower may amend from time to time provided that notice and copies thereof are provided to the Lender as contemplated hereunder), no proceedings are pending before any Governmental Authority, and none of the Borrower or any of its Subsidiaries has received any written claim or demand alleging, that the use by the Borrower or any of its Subsidiaries of any Intellectual Property infringes, misappropriates or dilutes the Intellectual Property of any Person.
(f)    To the knowledge of the Borrower and its Subsidiaries, there is currently no infringement or unauthorized use by any third party of any Intellectual Property owned by the Borrower and its Subsidiaries.
4.10 Taxes. Each Loan Party has filed or caused to be filed (i) all federal, state and other tax returns that are required to be filed (taking into account all applicable extension periods) and (ii) has paid all federal, state and other taxes, fees or other charges imposed on it or any of its property, income or assets otherwise due and payable, except (x) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party and (y) to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
4.11 Federal Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying” or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U) or extending credit for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X. No part of the proceeds of the Term Loans, and no other extensions of credit hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X. If any margin stock directly or indirectly constitutes Collateral securing the Obligations, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G- 3 or FR Form U-1, as applicable, referred to in Regulation U.
4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) no Group Member is a party to or subject to (or in the process of negotiating) any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, and other similar agreements with any labor union, works council, or labor organization; (b) during the past three (3) years, no labor union or group of employees of any Group Member made a demand to any Group Member for recognition or certification of labor union, or filed a petition for recognition with any Governmental Authority or, to the knowledge of any Group Member, has sought to organize any employees for purposes of collective bargaining; (c) during the past three (3) years there have been no actual or, to the knowledge of any Group Member, threatened labor strikes, lockouts, slowdowns, work stoppages, boycotts, hand billing, picketing, walkouts, leafleting, sit-ins, sick-outs, or other similar forms of organized labor disruption by a labor union or group of employees of any Group Member with respect to any Group Member; (d) each Group Member is in compliance with all applicable laws relating to labor and employment, including but not limited to all laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; labor relations; wages and hours; immigration; workers’ compensation; privacy; accessibility; employee benefits; background and credit checks; occupational safety and health; family and medical leave; and (e) as of the date hereof, there are no pending or, to the knowledge of any Group Member, threatened in writing proceedings, investigations, claims, actions or grievances against any Group Member brought by or on behalf of any applicant for employment, any current or former employee, consultant, independent contractor, or leased employee, volunteer, or “temp” of any Group Member, or any group or class of the foregoing, or any Governmental Authority, relating to or arising from such individual, group, or class’s employment or relationship with any Group Member.
4.13 Employee Benefit Plans. Except as, individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect: (a) each Group Member and each ERISA Affiliate are in compliance in all respects with all applicable provisions and requirements of ERISA, the Code and all other applicable laws with respect to each Plan, and have performed all their obligations under each Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; (c) each Group Member and each ERISA Affiliate have met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained; and (d) all liabilities under each Plan are funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans. No Loan Party is or will be (i) a “benefit plan investor” within the meaning of Section 3(42) of ERISA, (ii) an entity whose assets are deemed to include “plan assets” under

Section 3(42) of ERISA or under any similar law or (iii) a “governmental plan” within the meaning of Section 3(32) of ERISA; and assuming the Lender is not using assets that are deemed to include “plan assets” under Section 3(42) of ERISA or under any similar law for purposes of making the Term Loans neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will result in a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
4.14 Investment Company Act; Other Regulations. No Loan Party is required to register as an investment company under the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any applicable federal or state Requirement of Law that limits its ability to incur Indebtedness under this Agreement or which may otherwise render all or any portion of the Obligations unenforceable.
4.15 Subsidiaries. Except as disclosed to the Lender by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15(a) sets forth the name and jurisdiction of organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) other than as set forth on Schedule 4.15(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as may be created by the Loan Documents.
4.16 Use of Proceeds. The proceeds of the Tranche A Term Loan shall be used (a) to refinance the obligations outstanding under the Existing Credit Facilities, (b) to pay fees and expenses in connection with the transactions contemplated hereby and (c) for working capital and other general corporate purposes of the Loan Parties to the extent permitted under this Agreement. The proceeds of the Tranche B Term Loan shall be used to purchase and cancel the Yorkville Warrant in full.
4.17 Environmental Matters. Except as disclosed on Schedule 4.17 or as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a) to the Borrower’s knowledge, the facilities and properties leased or operated by any Loan Party (collectively, the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could reasonably be expected to give rise to liability, under any Environmental Law;
(b) no Loan Party has received any notice of violation, alleged violation, non-compliance, liability or potential liability, in each case, pending and in writing, regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
(c) no Loan Party has released, disposed of, or arranged for or permitted the disposal of Materials of Environmental Concern in violation of, or in a manner that could reasonably be expected to give rise to liability under, any Environmental Law;
(d) no judicial proceeding or governmental or administrative action is pending or, to the Borrower’s knowledge, threatened, under any Environmental Law to which any Loan Party is or could reasonably be expected to be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law against any Loan Party with respect to the Properties or the Business;
(e) the operations of the Loan Parties at the Properties are in compliance, and have in the last five (5) years been in compliance, with all applicable Environmental Laws, and except as set forth on Schedule 4.17, to the Borrower’s knowledge, there is no contamination for which Environmental Law requires investigation or remediation at, under or about the Properties; and
(f) no Loan Party has assumed by contract any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No (i) written statement or information (other than projections and pro forma financial information and information of a general economic or industry nature) contained in this Agreement or any other Loan Document, or (ii) any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Lender or its designees for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date of such statement, information, document or certificate was so furnished, taken as a whole, any misstatement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading as of the date so furnished in any material respect (giving effect to all supplements and updates thereto). The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender or its designee for use in connection with the transactions contemplated hereby and by the other Loan Documents.
4.19 Security Documents. Subject to the time periods set forth in Schedule 5.2, the Guarantee and Collateral Agreement is effective to create in favor of the Lender a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law). In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Lender, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, the Lender shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or upon the receipt and recording of an Intellectual Property Security Agreement with the USCRO or the USPTO, as applicable, in each case, prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.2 or in the case of Collateral that is Pledged Stock, Liens permitted by Section 7.2 which arise by operation of law). Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Lender a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case, prior and superior in right to any other Person (subject to Liens permitted by Section 7.2).
4.20 Solvency; Voidable Transaction. The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of the Obligations and obligations being incurred in connection herewith, will be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.
4.22 Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and each Loan Party has complied in all material respects with the requirements of each such policy except to the extent any such non-

compliance could reasonably be expected to have a Material Adverse Effect. Each Loan Party maintains insurance with financially sound and reputable insurance companies on all its properties in at least such amounts and against at least such risks (but including in any event public liability, business interruption and property damage insurance) as are usually insured against by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.
4.23 No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.
4.24 PATRIOT Act; Export/Import Controls; Sanctions. Each Loan Party and each Subsidiary of each Loan Party, and their respective officers, directors, agents, and employees have been during the past five (5) years and are in compliance in all respects with Anti-Terrorism Laws, Export/Import Controls and Sanctions. No Loan Party, nor any Subsidiary of a Loan Party, nor any of their respective directors, officers, or to the knowledge of the Borrower or any of its Subsidiaries, any employees, is, or is acting for or on behalf of, a Designated Person. No Loan Party nor any Subsidiary of a Loan Party (a) has assets located in, or otherwise directly or, to the knowledge of the Borrower, indirectly derives revenues from investments, activities or transactions in or with, any Designated Jurisdiction; or (b) directly or, to the knowledge of the Borrower, indirectly derives revenues from investments in, or activities or transactions with, any Designated Person. There is no (a) pending or, to the knowledge of the Borrower, threatened in writing, action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any Subsidiary of a Loan Party, or any of their officers, directors or employees or (b) informal or formal investigation by any Loan Party, a Subsidiary of a Loan Party, or their respective legal representatives or a Governmental Authority involving the foregoing persons described in clause (a), in each case with respect to clauses (a) and (b), that relates to a potential or actual violation of Anti-Terrorism Laws, Export/Import Controls or Sanctions, nor has there occurred any event or does there exist any condition on the basis of which any such claim may be asserted. No Loan Party nor any Subsidiary of any Loan Party has received during the past five (5) years a notice alleging a violation by any Loan Party or Subsidiary of a Loan Party, or an officer or director of a Loan Party or a Subsidiary of a Loan Party or, to the knowledge of the Borrower, any employee or agent authorized to act on behalf of a Loan Party or a Subsidiary of a Loan Party, of Anti-Terrorism, Export/Import Controls or Sanctions.
4.25 Anti-Corruption Laws. Each Loan Party and each Subsidiary of each Loan Party and their directors, officers, agents and employees have been during the past five (5) years and are in compliance in all respects with Anti-Corruption Laws. There is no pending or threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any Subsidiary of a Loan Party, or any of their officers, directors, employees, or agents, or any informal or formal investigation by any Loan Party, a Subsidiary of a Loan Party, or their respective legal representatives or a Governmental Authority involving the foregoing, that relates to a potential or actual violation of Anti-Corruption Laws, nor has there occurred any event or does there exist any condition on the basis of which any such claim may be asserted. No Loan Party nor any Subsidiary of any Loan Party has received during the past five (5) years a notice alleging a violation by any Loan Party or Subsidiary of a Loan Party, or any of their officers, directors, employees, or agents of Anti-Corruption Laws.
4.26 Leases. All leases of the Borrower and its Subsidiaries that are material to their business are valid and subsisting and no default by the Borrower or any of its Subsidiaries exists under any of them which could reasonably be expected to result in a Material Adverse Effect.
4.27 Senior Indebtedness. All Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Term Loans and other Obligations, and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term relating to the Obligations.
4.28 Material Contracts. Each Material Contract (a) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms, (b) except as otherwise permitted under Section 7.17, has not been otherwise amended or modified in any material respect, and (c) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto; in each case, except as would not reasonably be expected to have a Material Adverse Effect.
SECTION 5
CONDITIONS PRECEDENT
5.1 Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the obligation of the Lender to make its initial extension of credit hereunder shall be subject to the satisfaction (or waiver by the Lender) of the following conditions precedent:
(a) Loan Documents. The Lender shall have received each of the following, each of which shall be in form and substance reasonably satisfactory to the Lender:
(i) this Agreement, executed and delivered by the Borrower and the Lender;
(ii) if required by the Lender, a Term Loan Note executed by the Borrower in favor of the Lender;
(iii) the Guarantee and Collateral Agreement, executed and delivered by each Grantor named therein;
(iv) each Intellectual Property Security Agreement, executed by the applicable Grantor related thereto;
(v) all UCC financing statements listed on Schedule 3 to the Guarantee and Collateral Agreement;
(vi) the Existing Note Amendments; and
(vii) the Warrant Agreement, executed and delivered by the Borrower and the Lender.
(b) [Reserved].
(c) Approvals. Except for the Governmental Approvals described on Schedule 4.4 and Governmental Approvals, consents, authorizations, filings and notices, the failure of which to obtain, make or give would not reasonably be expected to result in a Material Adverse Effect, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents and the consummation of the transactions contemplated hereby, shall have been obtained and be in full force and effect.
(d) Secretary’s Certificates; Certified Operating Documents; Good Standing Certificates. The Lender shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the Secretary (or other senior officer) or equivalent officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (A) the Operating Documents of such Loan Party, (B) the relevant board (and/or, if applicable, stockholders’) resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party, and (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, (ii) a long form good standing certificate (or equivalent) for each Loan Party from its respective jurisdiction of organization dated not more than thirty (30) days prior to the Closing Date, and (iii) if applicable, certificates of foreign qualification for each Loan Party from each jurisdiction where the failure to be qualified or in good standing could reasonably be expected to have a Material Adverse Effect.
(e) Responsible Officer’s Certificates.
(i) The Lender shall have received a certificate signed by a Responsible Officer, in form and substance reasonably satisfactory to it, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(ii) The Lender shall have received a certificate signed by a Responsible Officer, dated as of the Closing Date, and in form and substance reasonably satisfactory to it, certifying that the conditions specified in Section 5.1(m), (n) and (o) are satisfied.
(f) Patriot Act, etc. To the extent requested within a reasonable period of time prior to the Closing Date, the Lender shall have received, at least two (2) Business Days (or such shorter period acceptable to the Lender) prior to the Closing Date, all documentation and other information requested to comply with Anti-Terrorism Laws and Sanctions, as applicable, for each Loan Party.
(g) Existing Indebtedness. All existing third party Indebtedness for borrowed money (except for any such indebtedness permitted to be outstanding in accordance with Section 7.1) of the Loan Parties, including the Existing Credit Facilities, shall have been, or substantially concurrently with the initial funding under this Agreement shall be, terminated and repaid in full (other than contingent or indemnification obligations for which no claim has been made), and the Lender shall have received reasonably satisfactory payoff letters, all documents or instruments necessary to release all applicable Liens and evidence of the discharge (or the irrevocable and unconditional (except for receipt of the stated payoff amount) making of arrangements for discharge) of all guarantees and related Liens upon the initial funding under this Agreement, including evidence of termination of the Yorkville SEPA; provided that no more than $4,650,000 of cash shall be paid and no more than 15,000,000 additional warrants shall be issued, in each case, in order to settle the Existing Credit Facilities; provided, further, that the warrant strike price shall be no lower than $0.40, the warrant expiration shall be no later than five (5) years following the Closing Date, and the anti-dilution provisions shall be no less favorable to the Company than those contained in the Yorkville Note.
(h) Collateral Matters.
(i) Lien Searches. The Lender shall have received the results of recent lien, tax, judgment and litigation searches in each of the jurisdictions where any of the Loan Parties is formed or organized and such other jurisdictions that it reasonably requests, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.2, and Liens to be discharged on or prior to the Closing Date.
(ii) Pledged Stock; Stock Powers; Pledged Notes. Subject to the provisions of Section 5.2, the Lender shall have received (A) the certificates representing the shares of Capital Stock pledged to the Lender pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Lender pursuant to the Security Documents, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(iii) Filings, Registrations, Recordings, Agreements, Etc. Subject to the provisions of Section 5.2, each document (including any UCC financing statements, Intellectual Property Security Agreements, Control Agreements) required by the Security Documents or under law or reasonably requested by the Lender to be filed, registered or recorded to create in favor of the Lender, a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.2), shall have been executed and delivered to the Lender or, as applicable, be in proper form for filing, registration or recordation.
(iv) Insurance. Subject to the provisions of Section 5.2, the Lender shall have received insurance certificates and applicable endorsements, satisfying the requirements of Section 6.5 hereof and Section 5.2(b) of the Guarantee and Collateral Agreement, in each case, in form and substance reasonably satisfactory to the Lender.
(v) Perfection Certificate. The Lender shall have received on or prior to the Closing Date a completed and executed Perfection Certificate;
(i) Fees. The Lender shall have received all fees required to be paid on or prior to the Closing Date, and all reasonable and documented out-of-pocket fees and expenses for which detailed invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Lender) for payment no later than one (1) Business Day prior to the Closing Date shall be paid; provided that such fees and expenses may be paid with proceeds of Tranche A Term Loan made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Closing Date.

(j) Legal Opinion. The Lender shall have received the executed legal opinion of DLA Piper LLP (US) in form and substance reasonably satisfactory to the Lender.
(k) Borrowing Notices. The Lender shall have received a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2.
(l) Solvency Certificate. The Lender shall have received a Solvency Certificate from the chief financial officer or treasurer of the Borrower.
(m) No Material Adverse Effect. There shall not have occurred since December 31, 2023 any event or condition that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(n) Representations and Warranties. Each of the representations and warranties made by each Loan Party in any Loan Document shall be true and correct on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date.
(o) No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to such Term Loan.
5.2 Post-Closing Conditions Subsequent. The Borrower shall satisfy each of the conditions subsequent to the Closing Date specified in Schedule 5.2 to the reasonable satisfaction of the Lender, in each case, by no later than the date specified for such condition (or such later date as the Lender shall agree in its sole discretion).
SECTION 6
AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, the Borrower shall, and, where applicable, shall cause each other Group Member to:
6.1 Financial Statements. Furnish to the Lender:
(a) promptly, and in any event within ninety (90) days after the end of each Fiscal Year, financial statements of the Borrower and its consolidated Subsidiaries including, but not limited to, audited consolidated statements of income and stockholders’ equity and cash flow from the beginning of the prior Fiscal Year to the end of such Fiscal Year and the audited consolidated balance sheet as at the end of such Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without a “going concern” or like qualification, commentary, or exception, or any qualification or exception as to the scope of such audit, or qualification or report regarding a material financial controls weakness (other than with respect to an upcoming maturity date in respect of any Term Loan or a prospective default in respect of the Financial Covenants), by an independent registered public accounting firm selected by the Borrower and reasonably satisfactory to the Lender;
(b) promptly, and in any event within forty-five (45) days after the end of each Fiscal Quarter, an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries and unaudited consolidated statements of income and stockholders’ equity and cash flow of the Borrower and its consolidated Subsidiaries reflecting results of operations from the beginning of the Fiscal Year to the end of such quarter and for such quarter, certified by a Responsible Officer as prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Borrower’s business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous Fiscal Year; and
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except with respect to unaudited financial statements subject to normal year-end audit adjustments and the absence of year-end audit footnotes) consistently throughout the periods reflected therein and with prior periods.
Notwithstanding the foregoing, the obligations in Section 6.1(a) and Section 6.1(b) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 6.1(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm subject to the same exceptions and requirements set forth above in Section 6.1(a). To the extent the SEC has granted the ability to extend any financial statement reporting deadline generally to all non-accelerated filers, including pursuant to Rule 12b-25, (the “Extended SEC Reporting Deadline”) and such Extended SEC Reporting Deadline would be later than the deadline for delivery of the corresponding financial statements of the Borrower pursuant to clause (a) or (b) of this Section 6.1 (a “Section 6.1 Reporting Deadline”), then the applicable Section 6.1 Reporting Deadline shall be automatically deemed to be extended to the date of the Extended SEC Reporting Deadline, without any further action by any party.
6.2 Certificates; Reports; Other Information. Furnish to the Lender:
(a) (1) concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and (b), a Compliance Certificate (i) stating that, to such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) [reserved], (iii) to the extent not previously disclosed to the Lender, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Registered IP issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date) and (iv) confirmation to the Lender that there has been no change to the information set forth on the Perfection Certificate since the Closing Date or the date of the most recent report delivered pursuant to this clause (a), as applicable, and/or deliver to the Lender an updated Perfection Certificate identifying such changes as of the date of such delivery and (2) within five (5) Business Days after the end of each month, a Compliance Certificate containing all calculations necessary for determining compliance of the Borrower with the Financial Covenants in Section 7.20;
(b) promptly, and in any event no later than sixty (60) days after the beginning of the Borrower’s Fiscal Year, a projected operating budget and cash flow of the Borrower and its consolidated Subsidiaries for such Fiscal Year (including an income statement for each month and a balance sheet as at the end of the last month in each Fiscal Quarter) (collectively, the “Projections”), such Projections to be accompanied by a certificate signed by the President, Treasurer, Chief Financial Officer, or equivalent officer of the Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such Projections were prepared;
(c) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC);
(d) promptly, and in any event within five (5) Business Days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals or otherwise on the operations of the Group Members;
(e) concurrently with the delivery of the financial statements referred to in Section 6.1(a) and (b), a written report summarizing all material variances from budgets submitted by the Borrower pursuant to Section 6.2(b); and

(f) promptly, such additional information (including materials intended for third party distribution prepared by a financial advisor) regarding the business, financial or organizational affairs and condition of any Loan Party and any Subsidiary, or compliance with the terms of this Agreement, as the Lender may from time to time reasonably request.
6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations and liabilities of whatever nature (including any income and other Tax liabilities), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence; provided that any Subsidiary of the Borrower shall not be required to preserve any such existence if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable or necessary in the conduct of the business of such Subsidiary, and the failure to preserve such existence could not reasonably be expected to have a Material Adverse Effect and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.3 or 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each ERISA Affiliate to: (1) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other applicable law; (2) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Plan; (4) make all required contributions to any Multiemployer Plan; (5) ensure that all liabilities under each Plan are funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; and (6) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan (if any) and applicable law, except, with respect to (1) through (6), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and obsolescence excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, business interruption and property damage insurance) as are usually insured against by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.
6.6 Inspection of Property; Books and Records; Audits; Discussions. (a) Keep proper books of record and account, in which full, true and correct, in all material respects, entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) at any reasonable time, from time to time, during regular business hours and upon reasonable advance notice, permit representatives (including independent contractors) of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers, directors and management employees of the Group Members and with their independent certified public accountants; provided that a representative of the Loan Parties shall be permitted to participate in any discussion with the accountants. The foregoing inspections and audits shall be at the Borrower’s expense. Such inspections and audits shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as the Lender shall reasonably determine is necessary during regular business hours and upon reasonable advance notice. Notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and/or any of its Subsidiaries, customers and/or suppliers, (ii) in respect of which disclosure to the Lender (or any of its representatives) is prohibited by applicable Requirements of Law; provided that, with respect to this clause (ii), the Borrower shall (A) provide written notice to the Lender making it aware that information is being withheld (to the extent permitted by Requirements of Law) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such Requirements of Law, (iii) that is subject to attorney-client or other legal privilege or constitutes attorney work product; provided that, with respect to this clause (iii), the Borrower shall (A) provide written notice to the Lender making it aware that information is being withheld and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such attorney-client or other legal privilege or (iv) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party; provided that, with respect to this clause (iv), the Borrower shall (A) provide written notice to the Lender making it aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations.
6.7 Notices. Give prompt written notice to the Lender of:
(a) promptly after the Borrower has knowledge or becomes aware of the occurrence of any Default or Event of Default;
(b) promptly after the Borrower has knowledge or becomes aware of any (i) breach or non-performance of or default or event of default under, or receipt of a notice alleging breach or non-performance of or default or event of default under any Material Contract (or any dispute with any counterparty to any Material Contract), (ii) any development that has had or could reasonably be expected to have a Material Adverse Effect or (iii) the threat or commencement of (or any development in) any dispute, litigation, arbitration, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority that could reasonably be expected to have a Material Adverse Effect;
(c) any litigation or proceeding with any Group Member as a party (i) in which the amount involved is $150,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Loan Party or (iii) which relates to any Loan Document;
(d) (i) promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following events affecting any Group Member or any ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect (but in no event more than fifteen days after such event), the occurrence of any of the following events, and shall provide the Lender with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Plan or a Governmental Authority to any Group Member or any ERISA Affiliate with respect to such event: (A) an ERISA Event or a Foreign Plan Event, (B) the adoption of any new Pension Plan by any Loan Party or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in an increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by any Group Member or any ERISA Affiliate to any Multiemployer Plan or Pension Plan; (ii)(A) promptly after the giving, sending or filing thereof, or the receipt thereof, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Group Member or any ERISA Affiliate with the IRS with respect to each Pension Plan, (2) all notices received by any Group Member or any ERISA Affiliate from a Multiemployer Plan sponsor concerning an ERISA Event, and (3) copies of such other documents or governmental reports or filings relating to any Pension Plan as the Lender shall reasonably request; and (B) without limiting the generality of the foregoing, such certifications or other evidence of compliance with the provisions of Section 7.7 as the Lender may from time to time reasonably request; and (iii) any Loan Party becoming a “benefit plan investor” under Section 3(42) of ERISA and/or any Loan Party assets being deemed to include “plan assets” under Section 3(42) of ERISA or under any similar law applicable to such Loan Party;
(e) (i) any Asset Sale undertaken by the Borrower or any Subsidiary of the Borrower to someone other than to the Borrower or another Loan Party, (ii) any issuance by the Borrower or any Subsidiary thereof of any Capital Stock to someone other than to the Borrower or an employee, officer or director, in each case, in the ordinary course of business, (iii) any incurrence by the Borrower or any Subsidiary thereof of any Indebtedness (other than

Indebtedness constituting the Term Loans under this Agreement) in a principal amount equaling or exceeding $100,000, and (iv) with respect to any such Asset Sale, issuance of Capital Stock or incurrence of Indebtedness, the amount of any Net Cash Proceeds received by the Borrower or such Subsidiary in connection therewith and the amount of any Extraordinary Receipts received by the Borrower or such Subsidiary, in each case, only to the extent the Borrower is not required to provide notice of such occurrence pursuant to Section 2.6(h);
(f) promptly after the Borrower has knowledge or becomes aware of any casualty, damage or destruction to any material portion of the Collateral (deemed to include Collateral having an aggregate value in excess of $100,000) or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral (deemed to include Collateral having an aggregate value in excess of $100,000) under power of eminent domain or by condemnation or similar proceeding;
(g) any material change in accounting policies or financial reporting practices by any Loan Party;
(h) promptly, and in any event within five (5) Business Days following receipt thereof, notice from any customer representing 5% or more of the revenues of the Group Members in the aggregate indicating that such customer intends to materially reduce or terminate business volume with the Group Members; and
(i)     any default or event of default under the PPP Loan Documents.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.8 Environmental Laws.
(a) Comply with, and make commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and make commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all governmental licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent that the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) (i) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, except to the extent that the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) comply with all material lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
6.9 Intellectual Property.
(a) The Borrower and each of its Subsidiaries agree that should it obtain an ownership interest in or to any Intellectual Property, including any Intellectual Property that is registered or pending registration or issuance, which is not now a part of the Collateral, (i) any such ownership interest in the Intellectual Property shall automatically become a part of the Collateral, and (ii) with respect to any such interests in any Intellectual Property that is Registered IP or that is pending registration or issuance, the Borrower shall give written notice thereof in accordance with Section 6.2(a) and shall cause to be prepared, executed, and delivered to the Lender such Intellectual Property Security Agreements necessary to grant the Lender security interests in such Intellectual Property.
(b) With respect to Intellectual Property of the Borrower that is material to the business of the Borrower or any of its Subsidiaries, including any such Intellectual Property that is not now a part of the Collateral, the Borrower agrees to take, and to cause each of its Subsidiaries to take, such steps as the Borrower (or such Subsidiary) reasonably deems necessary to register and maintain the validity and enforceability of such Intellectual Property, including making appropriate filings, payments and submissions with the USPTO and USCRO.
(c) The Borrower and its Subsidiaries shall not allow any of their respective Intellectual Property, including applications and registrations therefor, to be abandoned, cancelled, forfeited, or dedicated to the public without the written consent of Lender, unless the Borrower determines that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of the Borrower’s or its Subsidiaries’ business and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.
(d) The Borrower will continue to take, and will cause each of its Subsidiaries to take, commercially reasonable actions to protect and enforce the Borrower’s and its Subsidiaries’ material Intellectual Property, and such steps necessary to maintain confidentiality with respect thereto.
(e) In the event that the Borrower or any of its Subsidiaries becomes aware that any of their Intellectual Property are infringed or misappropriated by a third party, the Borrower shall promptly notify the Lenders and the Borrower shall take such actions as the Borrower reasonably deems appropriate under the circumstances to protect such Intellectual Property, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation. Any expense incurred in connection with such activities shall be borne solely by the Borrower and its Subsidiaries
6.10 Additional Collateral, Etc.
(a) With respect to any Collateral acquired after the Closing Date by any Loan Party as to which the Lender does not have a perfected Lien that is required by the Guarantee and Collateral Agreement (excluding, for the avoidance of doubt, real property), the Borrower will, and will cause each other Loan Party to, promptly: (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement or such other documents as the Lender deems reasonably necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Lender a security interest in such Collateral and (ii) take all actions necessary or advisable in the reasonable opinion of the Lender to grant to the Lender a perfected first priority (except as expressly permitted by Section 7.2) security interest and Lien in such Collateral as required by the Guarantee and Collateral Agreement or any other Security Document, including (if applicable) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or taking any other action as reasonably requested by the Lender.
(b) With respect to any fee interest in any real property acquired after the Closing Date by any Loan Party with an individual fair market value in excess of $250,000, promptly (and in any event within sixty (60) days of such acquisition or such longer period as approved by the Lender in its reasonable discretion): (i) execute and deliver a first priority Mortgage in the maximum principal amount of the purchase price of such real property in jurisdictions that impose mortgage recording taxes (or such other amount as shall be reasonably specified by the Lender in jurisdictions that do not impose mortgage recording taxes), in favor of the Lender covering such real property, (ii) if requested by the Lender, provide the Lender with (1) title and extended coverage insurance (with such customary endorsements, coinsurance and reinsurance as the Lender may reasonably request) covering such real property, paid for by the Borrower and issued by a nationally recognized title insurance company, in an amount equal to the purchase price of such real property, (2) a current ALTA/NSPS survey thereof, paid for by the Borrower and in each case, including all improvements, easements and other customary matters thereon reasonably required by the Lender, together with a surveyor’s certificate and complying in all material respects with the minimum detail requirements of the American Land Title Association and National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey, or an existing survey, in each case, sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such real property and issue the customary survey related endorsements or otherwise reasonably acceptable to the Lender, (3) flood insurance determination certificates, and if applicable, evidence that the applicable Loan Party has obtained flood insurance covering such property in an amount required for the Lender to be in compliance with the National Flood Insurance Act of 1968 and (4) such other documents as the Lender may reasonably request that are in the Borrower’s possession with respect to any such real property, and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to such Mortgage, which opinions shall be in form and substance reasonably satisfactory to the Lender.
(c) With respect to any new direct or indirect Subsidiary that is created or acquired after the Closing Date by any Loan Party, promptly (and in any event within thirty (30) days or such longer period as approved by the Lender in its sole discretion): (i) execute and deliver to the Lender such supplements, joinders or amendments to the applicable Security Documents as the Lender deems reasonably necessary or advisable to grant to the Lender a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned directly or indirectly by such Loan Party, (ii) deliver to the Lender such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, any Control Agreement with respect to each Deposit Account or Securities Account (other than, in each case, Excluded Accounts), and any Security Document (or any amendment, supplement or modification thereof) with respect to Intellectual Property (other than Excluded Assets), (iii) cause such new Subsidiary or any Subsidiary formed for the purpose of acquiring any such Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and other applicable Security Documents, (B) to take such actions as are reasonably necessary or advisable in the opinion of the Lender to grant to the Lender a perfected first priority security interest (subject to Liens permitted hereunder) in the Collateral described in the Guarantee and Collateral Agreement or such other Security Documents, with respect to such Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Lender and (C) to deliver to the Lender a customary certificate of such Subsidiary, in a form reasonably satisfactory to the Lender, with appropriate insertions and attachments, and (iv) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.
Notwithstanding the foregoing, (i) other than the Collateral in which a Lien was previously granted or required to be granted by the Loan Parties, or the guarantees provided by the Loan Parties, in each case, on the Closing Date or pursuant to Section 5.2, the Loan Parties shall not be required to deliver any Collateral or perfect the Lender’s security interest with respect to any Collateral (except to the extent perfection can be accomplished by filing UCC financing statements) or provide any guarantee of the Obligations, in each case, if the cost of delivering or perfecting the lien in such Collateral or of providing such guarantee exceeds the benefit to the Lender (which shall take into account any adverse tax consequences suffered or expected to be suffered by the Borrower or any Loan Party as a result thereof), in each case, as reasonably determined by the Lender, and (ii) other than the Collateral in which a Lien was previously granted or required to be granted by the Loan Parties, or the guarantees provided by the Loan Parties, in each case, on the Closing Date or pursuant to Section 5.2, no such Liens or guarantees shall be required to be provided by any Subsidiary in any case in which (or, if applicable, to the extent that) the provision of such Lien or guarantee would violate applicable law, in each case, as reasonably determined by the Lender.
6.11 Material Contracts. Except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to perform and observe all the terms and provisions of each Material Contract to which it is a party or any of its property is bound.
6.12 Use of Proceeds. Use the proceeds of the Term Loans only for the purposes specified in Section 4.16.
6.13 Anti-Corruption Laws; Anti-Terrorism Laws; Export/Import Controls; Sanctions.
(a) Conduct its business, and cause each of its Subsidiaries to conduct its business, in compliance with all Anti-Corruption Laws, Anti-Terrorism Laws, Export/Import Controls and Sanctions, and maintain and enforce policies and procedures designed to ensure compliance with such laws. The Borrower shall deliver to the Lender any certificate or other evidence reasonably requested from time to time by the Lender confirming the Borrower’s compliance with this Section 6.13(a) and Section 7.21.
(b) Provide prompt written notice to the Lender upon the occurrence of a Reportable Compliance Event.
6.14 Further Assurances. Execute any further instruments and take such further action as the Lender reasonably deems necessary to perfect, protect, ensure the priority of or continue the Lender’s Lien on the Collateral as required under the Loan Documents or to effect the purposes of this Agreement.
6.15 Collateral Access Agreement. Within ninety (90) days following the Closing Date, as such deadline may be extended by the Lender in its reasonable discretion, the Borrower shall use commercially reasonable efforts to cause to be delivered to the Lender, a Collateral Access Agreement with respect to the location designated as the corporate headquarters of the Borrower.

6.16 Cash Management. Each Loan Party shall enter into, within the time periods specified within Schedule 5.2, a Control Agreement with respect to each of its Deposit Accounts and Securities Accounts as of the Closing Date (other than Excluded Accounts), unless such account is closed during such period.
6.17 Corporate Governance and Confidentiality. Comply with the requirements set forth on Schedule 6.17.
6.18 CARES Act. (i) Comply in all material respects with the terms of the PPP Loan Documents and the CARES Act; and (ii) maintain all records in reasonable detail with respect to the PPP Loans.
6.19 Holding Company Structure. Within twelve (12) months following the Closing Date, as such deadline may be extended by the Lender in its reasonable discretion, and which requirement may be waived by the Lender in its sole discretion, (i) the Borrower shall create, or cause to be created, a holding company structure reasonably satisfactory to the Lender, (ii) execute and deliver to the Lender such supplements, joinders or amendments to the applicable Loan Documents (including this Agreement) as the Lender deems reasonably necessary or advisable to establish such structure and to grant to the Lender a perfected first priority security interest in the assets of any new holding company and the Capital Stock and assets of any new Subsidiary, as the case may be, (iii) deliver to the Lender such documents and instruments as may be required to establish such structure and to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates, if any, representing such assets and Capital Stock, as the case may be, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, any Control Agreement with respect to each Deposit Account or Securities Account (other than, in each case, Excluded Accounts), and any Security Document (or any amendment, supplement or modification thereof) with respect to Intellectual Property (other than Excluded Assets), (iv) cause such new holding company or Subsidiary, as the case may be, (A) to become a party to this Agreement, the Guarantee and Collateral Agreement and other applicable Security Documents, as the case may be, (B) to take such actions as are reasonably necessary or advisable in the opinion of the Lender to establish such structure and to grant to the Lender a perfected first priority security interest (subject to Liens permitted hereunder) in the Collateral described in the Guarantee and Collateral Agreement or such other Security Documents, with respect to such holding company or Subsidiary, as the case may be, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Lender and (C) to deliver to the Lender a customary certificate of such holding company or Subsidiary, as the case may be, in a form reasonably satisfactory to the Lender, with appropriate insertions and attachments, and (v) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender. In order to finance the direct costs associated with the transactions described in this Section 6.19, the Lender and the Borrower will negotiate and enter into documentation in order to establish an incremental loan under this Agreement on substantially the same terms as the Tranche A Term Loan and which shall bear interest at a rate per annum equal to the Interest Rate, subject to a cap of $100,000 (or such greater amount as the Lender may agree in its sole discretion), and which for the sake of clarity, no additional warrant for the purchase of Capital Stock of the Company shall be issued.
SECTION 7
NEGATIVE COVENANTS
The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, the Borrower shall not, nor shall the Borrower permit any Subsidiary of the Borrower, to, directly or indirectly:
7.1 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a) Indebtedness of any Loan Party pursuant to any Loan Document;
(b) (i) Indebtedness of any Loan Party owing to any other Loan Party, (ii) Indebtedness of any non-Loan Party owing to any other non-Loan Party and (iii) Indebtedness of any Loan Party owing to any non-Loan Party; provided that any Indebtedness under this clause (iii) (A) may not exceed an aggregate amount (together with any outstanding Investments permitted under Section 7.6(c)(iii)) of $250,000 at any time outstanding, (B) must be permitted under Section 7.6(c)(iii) and (C) shall be subject to the Intercompany Note;

(c) Indebtedness outstanding on, and in the amounts outstanding as of, the date hereof and listed on Schedule 7.1(c);
(d) other Indebtedness that is acceptable to the Lender in its sole discretion;
(e) Guarantee Obligations of Indebtedness otherwise permitted under this Section 7.1; provided that (i) any such Guarantee Obligations must be permitted by Section 7.6(c) and (ii) any such Guarantee Obligations shall be subordinated to the Obligations on the same terms as the Indebtedness so guaranteed;
(f) Indebtedness arising under Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(g) Indebtedness in an aggregate principal amount not to exceed $250,000 at any time outstanding in respect of performance letters of credit, bank guarantees, supporting obligations, bankers’ acceptances, performance bonds, surety bonds, statutory bonds, appeal bonds, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within five (5) Business Days following the due date thereof;
(h) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(i) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and
(j) other Indebtedness, to the extent not for borrowed money, in an aggregate amount not to exceed the Flex Cap.
7.2 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a) Liens in existence on the date hereof listed on Schedule 7.2(a); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased (except as permitted pursuant to Section 7.1), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.1;
(b) Liens created pursuant to the Security Documents;
(c) Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, in any case, not to exceed $250,000 in the aggregate at any time;
(d) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(e) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting the Lender a security interest therein;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(g) Liens, deposits and pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or other similar obligations arising in the ordinary course of business not to exceed $250,000 in the aggregate at any time ;
(h) Liens arising from the filing of any precautionary financing statement on operating leases covering the leased property, to the extent such operating leases are permitted under this Agreement; and
(i) customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any Deposit Account or Securities Account of Borrower in the ordinary course of business, provided that the Lender has a first priority perfected security interest in such account;
(j) other Liens that are acceptable to the Lender in its sole discretion; and
(k) other Liens, to the extent not for borrowed money, in an aggregate amount not to exceed the Flex Cap.
7.3 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of all or substantially all of its property or business, or form any new Subsidiary except that:
(a) (i) any Loan Party may be merged, amalgamated or consolidated with or into another Loan Party (provided that if such transaction involves the Borrower, the Borrower is the surviving entity); and (ii) any Subsidiary that is not a Loan Party may be merged, amalgamated or consolidated with or into a Loan Party (provided that a Loan Party is the surviving entity);
(b) any Subsidiary of the Borrower may Dispose of any or all of its assets pursuant to any liquidation, dissolution or other transaction that results in the assets of such Subsidiary being transferred to the Borrower or any other Loan Party; and
(c) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower or such Subsidiary and is not disadvantageous to the Lender; provided that the assets of such Subsidiary shall be contributed to or assumed by a Loan Party.
7.4 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
(a) Dispositions of obsolete, surplus or worn-out property in the ordinary course of business;
(b) Dispositions of Inventory in the ordinary course of business;
(c) Dispositions permitted by Section 7.3;
(d) Dispositions of property (i) by any Loan Party to any other Loan Party, (ii) by any non-Loan Party to any other non-Loan Party, and (iii) by any non-Loan Party to any Loan Party;
(e) Dispositions of property subject to a Casualty Event;
(f) to the extent constituting a Disposition, Restricted Payments permitted by Section 7.5, Investments permitted by Section 7.6 (other than Section 7.6(b)) and Liens permitted by Section 7.2; provided that the consideration received in connection with such Disposition shall be in an amount at least equal to the fair market value thereof (as reasonably determined by the Borrower in good faith);
(g) Dispositions of non-exclusive licenses and similar arrangements for the use of the property of any Loan Party or its Subsidiaries in the ordinary course of business;
(h) Dispositions constituting any Loan Party’s use or transfer of cash or Cash Equivalents in the ordinary course of business; and
(i) Dispositions that are acceptable to the Lender in its sole discretion.
7.5 Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Junior Indebtedness, make any prepayment of principal of, premium, if any, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any other Indebtedness prior to stated maturity, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries, or make any payment of management, consulting, monitoring, advisory or similar fees to any board member or holder of any Capital Stock or other equity interest of the Borrower or any Subsidiary or any Affiliate of any such board member or holder (collectively, “Restricted Payments”), except that:
(a) any Subsidiary may make Restricted Payments to any Loan Party; and
(b) the Borrower and its Subsidiaries may make Restricted Payments that are otherwise acceptable to the Lender in its sole discretion.
7.6 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting all or a substantial portion of a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a) Investments in cash and Cash Equivalents;
(b) Guarantee Obligations permitted by Section 7.1;
(c) (i) intercompany Investments into a Loan Party made after the Closing Date by any Group Member, (ii) any Subsidiary which is not a Loan Party may make intercompany Investments in any Subsidiary which is not a Loan Party and (iii) any Loan Party may make intercompany Investments in (or for the benefit of) any Subsidiary which is not a Loan Party in an aggregate amount (together with any outstanding Indebtedness permitted under Section 7.1(b)(iii)) not to exceed $250,000 at any time outstanding (to the extent such Investments are in the form of unsecured intercompany loans and advances referred to in preceding clauses (i) through (iii), collectively, the “Intercompany Loans”); provided that, with respect to clause (iii), such Intercompany Loans in the form of an intercompany loan shall be evidenced by the Intercompany Note and pledged in favor of the Lender as Collateral;
(d) Investments existing on the Closing Date and set forth on Schedule 7.6(d); provided that the amount of the Investments described on such Schedule is not increased (except as otherwise permitted pursuant to Section 7.6 other than this Section 7.6(d));

(e) to the extent constituting an Investment, transactions permitted by Section 7.3, Dispositions permitted by Section 7.4, Restricted Payments permitted by Section 7.5, and Sale Leaseback Transactions permitted by Section 7.10;
(f) Investments consisting of endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any Loan Party;
(g) Investments consisting of Deposit Accounts and Security Accounts in which the Lender has a first priority perfected security interest;
(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(i) other Investments that are acceptable to the Lender in its sole discretion; and
(j) other Investments, not exceeding the Flex Cap in an aggregate principal amount outstanding at any time.
7.7 ERISA. The Borrower shall not, and shall not permit any Group Member or any ERISA Affiliate to, enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder, in each case, which could reasonably be expected to result in a Material Adverse Effect.
7.8 Preferred Stock. Issue any Preferred Stock other than Preferred Stock acceptable to the Lender in its sole discretion.
7.9 Transactions with Affiliates. Enter into any transaction or series of related transactions involving aggregate payments or consideration for all such transactions in excess of $250,000, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions solely among Loan Parties or transactions existing on the Closing Date and set forth on Schedule 7.9); provided that, the Borrower shall deliver to the Lender a resolution adopted by the majority of the disinterested members of the Borrower Board with respect to any such transaction or series of related transactions, without regard to the amount of the aggregate payments or consideration; provided, further, that notwithstanding anything to the contrary herein, the Borrower shall not, nor shall the Borrower permit any Subsidiary of the Borrower, to, directly or indirectly, transfer any assets that are material to the business of the Borrower or any of its Subsidiaries (including, without limitation, any Intellectual Property that is material to the business of the Borrower or any of its Subsidiaries) to any Affiliate that is not a Loan Party.
7.10 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction other than Sale Leaseback Transactions acceptable to the Lender in its sole discretion.
7.11 Cash Transfers. Transfer any cash from a Deposit Account subject to a first priority perfected security interest in favor of the Lender to any Deposit Account or Securities Account not subject to a first priority perfected security interest in favor of the Lender.
7.12 Accounting Changes. Make any Accounting Changes or any other change in its accounting policies or reporting practices, except as required by GAAP; provided that such Accounting Changes or other change could not reasonably be expected to be materially disadvantageous to the Lender, or make any change to its fiscal year without the prior written consent of the Lender.
7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) customary restrictions on the assignment of leases, licenses and other agreements, (c) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.2(a) or any agreement or option to Dispose of any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreement (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed), or (d) restrictions existing under Requirements of Law.
7.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary or a Disposition that is conditioned on the Discharge of Obligations, (iii) customary restrictions on the assignment of leases, licenses and other agreements or (iv) consisting of restrictions existing under Requirements of Law.
7.15 Lines of Business. Enter into any line of business, either directly or through any Subsidiary, except for the Core Business.
7.16 Designation of Other Indebtedness. Designate any Indebtedness or obligations other than the Obligations as “Senior Indebtedness” or a similar concept thereto, if applicable.
7.17 Amendments to Organizational Agreements and Material Contracts; Amendments to Indebtedness. Amend or permit any amendments to (i) any Loan Party’s organizational documents or any Material Contract, to the extent such amendment could reasonably be expected to be materially disadvantageous to the Lender or (ii) any documents evidencing any Indebtedness of the Borrower or any of its Subsidiaries.
7.18 Use of Proceeds. Use, lend, or otherwise make available to any Subsidiary, joint venture partner or other Person, the proceeds of the Term Loans hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case, in violation of Regulation T, U or X; or (b)(i) to fund any activities or business of or with any Designated Person or Designated Jurisdiction, or (ii) in any manner that would result in a violation of (x) Sanctions by any Person or (y) Anti-Corruption Laws, Anti-Terrorism Laws or Export/Import Controls by any individual or entity participating in the transaction, whether as the Lender, or otherwise.
7.19 Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any Designated Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Laws; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Anti-Terrorism Laws.
7.20 Financial Covenants.
(a) Minimum Qualified Cash. Permit Qualified Cash, at any time, to be less than $500,000.
(b)     Minimum Shipments and Associated Revenue and Accounts Receivable. Permit the actual amount of contracted units and associated revenue and accounts receivable for the applicable fiscal quarter to be less than 80% of the amount as forecasted in the Distribution Agreement.
SECTION 8
EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:
(a) the Borrower shall fail to pay any amount of principal of any Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Term Loan, or any other amount payable hereunder or under any other Loan Document, within two (2) Business Days after such interest or other amount becomes due in accordance with the terms hereof; or
(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or
(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 5.2, Section 6.1, Section 6.2(a), Section 6.4(a)(i) (with respect to the Borrower only), Section 6.5(b), Section 6.7(a), Section 6.12, Section 6.13, Section 6.15, Section 6.16, Section 6.17, Section 6.18, Section 6.19 or Section 7 of this Agreement; or
(d) any Loan Party shall default in the observance or performance of any other obligation, covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of five (5) days thereafter; or
(e) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Term Loans and other Obligations) on the scheduled or original due date with respect thereto (taking into account all applicable extension periods); (B) default in making any payment of any interest, fees, costs or expenses on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, beyond the period of grace, if any, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder thereof to cause, such Indebtedness to become or declared due and payable prior to its stated maturity; provided that, a default, event or condition described in clauses (A), (B) or (C) of this Section 8.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in any of clauses (A), (B), or (C) of this Section 8.1(e) shall have occurred with respect to Indebtedness, the outstanding principal amount of which, individually or in the aggregate for all such Indebtedness, exceeds $250,000; or
(f) (i) any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g) (i) there shall occur one or more ERISA Events and/or Foreign Plan Events, in either case, which individually or in the aggregate have a Material Adverse Effect, or (ii) any Loan Party shall become a “benefit plan investor” within the meaning of Section 3(42) of ERISA and/or become an entity whose assets are deemed to include “plan assets” within the meaning of Section 3(42) of ERISA or any applicable similar law; or

(h) there is entered against (i) any Group Member one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance (subject to any applicable deductible) or indemnity as to which the relevant insurance company or indemnifying party, as applicable, to the reasonable satisfaction of the Lender as it relates to such indemnity, has not disputed or otherwise contested in writing such insurance coverage or indemnification obligation, as applicable) of $250,000 or more; or (ii) any Group Member one or more non-monetary final judgments that have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or
(i) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable over a significant portion of the Collateral and of the same effect and priority purported to be created thereby; or
(j) any court order enjoins, restrains or prevents the Loan Parties and other Group Members, taken as a whole, from conducting all or any material part of their business, and such court order shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or
(k) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof) or any Loan Party shall so assert in writing; or
(l) a Change of Control shall occur; or
(m) any Loan Party or any Subsidiary shall cease conducting any material part of its business operations by virtue of any casualty, any labor unrest or any injunction or other prohibition imposed by any Governmental Authority, for any period of thirty (30) consecutive days and the same results in a Material Adverse Effect (after taking into account any business interruption insurance proceeds received by the Loan Parties and their Subsidiaries in connection therewith); or
(n) (i) any Loan Party defaults under any Material Contract, or (ii) any Material Contract shall, in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of each party thereto, or any Loan Party shall, directly or indirectly, contest or limit in any manner such effectiveness, validity, binding nature or enforceability, and, in each of the foregoing sub-clauses (i) and (ii), such default or such cessation, as applicable, either individually or in the aggregate, results in a Material Adverse Effect or (iii) any party to any Material Contract should take an enforcement action or otherwise exercise remedies thereunder against any Loan Party with respect to an amount individually or in the aggregate in excess of $250,000, and such enforcement or such exercise, as applicable, either individually or in the aggregate, results in a Material Adverse Effect, except where such enforcement or such exercise, as applicable is being contested in good faith by appropriate proceedings diligently conducted; or
(o) any Loan Document not otherwise referenced in Section 8.1(i) or (k), at any time after its execution and delivery and for any reason other than (i) as expressly permitted hereunder or thereunder or pursuant to the terms thereof, (ii) as a result of the action or inaction of the Lender or (iii) the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any such Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any such Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document; or
(p) (i) the indictment of any senior officer of the Borrower for fraud and such senior officer is not replaced or removed as an officer of the Borrower within five (5) days after such indictment; provided that if such senior officer indicted shall be the chief executive officer or other similar officer with equivalent responsibilities and duties, any such replacement shall be reasonably satisfactory to the Lender, or (ii) the indictment of any Group Member or any senior officer thereof under any criminal statute, or commencement of criminal or civil proceedings against any Group Member or any senior officer thereof, in each case, pursuant to which indictment or proceedings the Governmental Authority prosecuting the indictment or initiating the proceedings seeks forfeiture of a material portion of the property of the Loan Parties.
8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a) [reserved];
(b) declare all outstanding Obligations, including, without limitation, the aggregate principal amount of any outstanding amounts of the Term Loans, all interest accrued and unpaid thereon, an amount equal to the Prepayment Premium or the Make-Whole Amount, if any, that would have been due and payable if any Term Loan was prepaid pursuant to Section 2.5 or Section 2.6 on the date of such acceleration and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and
(c) exercise all rights and remedies available to it under the Loan Documents or applicable law;
provided that, upon the occurrence of any Event of Default specified in clause (i) or (ii) of Section 8.1(f), all outstanding Obligations, including, without limitation, the aggregate principal amount of any outstanding amounts of the Term Loans, all interest accrued and unpaid thereon, an amount equal to the Prepayment Premium or the Make-Whole Amount that would have been due and payable if any Term Loan was optionally prepaid pursuant to Section 2.5 or mandatorily prepaid pursuant to Section 2.6 on the date of such acceleration and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable.
It is understood and agreed that if any Term Loan is accelerated or otherwise becomes due prior to the Maturity Date, including without limitation as a result of any Event of Default set forth in Section 8.1(f) (including the acceleration of claims by operation of law), the Prepayment Premium or Make-Whole Amount, if any, that would have been payable if any Term Loan was optionally prepaid pursuant to Section 2.5 or mandatorily prepaid pursuant to Section 2.6 on such date of acceleration will also automatically be due and payable and shall constitute part of the Obligations with respect to such Term Loan. In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lender’s lost profits as a result thereof, any such Prepayment Premium or Make-Whole Amount payable shall be presumed to be the liquidated damages sustained by the Lender as the result of the early prepayment and each of the Loan Parties agrees that it is reasonable under the circumstances currently existing. EACH OF THE LOAN PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING AMOUNTS IN CONNECTION WITH ANY SUCH ACCELERATION, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY PROCEEDING UNDER DEBTOR RELIEF LAWS. Each of the Loan Parties expressly agrees (to the fullest extent it may lawfully do so) that: (A) each of the Prepayment Premium and the Make- Whole Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) each of the Prepayment Premium and the Make-Whole Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lender and the Loan Parties giving specific consideration in this transaction for such agreement to pay such Prepayment Premium and Make-Whole Amount; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Loan Parties expressly acknowledges that its agreement to pay such Prepayment Premium and Make-Whole Amount to the Lender as herein described is a material inducement to the Lender to enter into this Agreement.
(d) Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Lender on account of the Obligations shall be applied by the Lender in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Lender and amounts payable under Sections 2.12 and 2.13 (including interest thereon)) payable to the Lender;
Second, to payment of that portion of the Obligations constituting the Prepayment Premium and the Make-Whole Amount, if any;
Third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans;
Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Lender on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been cash collateralized in accordance with the terms hereof and any contingent indemnification or reimbursement Obligations), to the Borrower or as otherwise required by law.
SECTION 9
[RESERVED]
SECTION 10
MISCELLANEOUS
10.1 Amendments and Waivers.
(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, restated, amended and restated, supplemented or modified except in accordance with the provisions of this Section 10.1. The Lender, together with each Loan Party party to the relevant Loan Document, may from time to time (x) enter into written amendments, restatements, amendments and restatements, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that, in either case, any such written amendments, restatements, amendments and restatements, supplements, modifications may be reasonably effected in the form of e-mail.
Any such waiver and any such amendment, restatement, amendment and restatement, supplement or modification shall be binding upon the Loan Parties and the Lender. In the case of any waiver, the Loan Parties and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
10.2 Notices.
(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of electronic mail notice, upon confirmation of delivery, addressed as follows in the case of the Borrower and the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	QT Imaging Holdings, Inc.
3 Hamilton Landing, Suite 160, Novato, CA 94949
Dr. Raluca Dinu, Chief Executive Officer Email: ***
with a copy to (which shall not constitute notice under this Agreement or any other Loan Documents):

DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, CA 94105-2933
Attn: Jeffrey Selman
Email: ***

Lender:	Lynrock Lake Master Fund LP
Attention: Cynthia Paul; Michael Manley; Operations Email: ***; ***; and ***

with a copy to (which shall not constitute notice under this Agreement or any other Loan Documents):

Akin Gump Strauss Hauer & Feld LLP Attention: Josh Peary
Email: ***
provided that any notice, request or demand to or upon the Lender shall not be effective until received.
(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including email) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices to the Lender pursuant to Section 2 unless otherwise agreed by the Lender. The Lender or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c) Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.
10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
10.5 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Lender (including the reasonable and documented out-of- pocket fees, expenses, charges and disbursements of one counsel for the Lender, one additional local counsel in each jurisdiction and reasonably necessary specialist counsel (and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Persons, taken as a whole), in connection with the preparation, negotiation, execution, delivery and administration of, and the due diligence related to, this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable, documented out-of-pocket expenses incurred by the Lender (including the reasonable, documented out-of-pocket fees, expenses, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section, or (B) in connection with the Term Loans made or participated in hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Counsel for the Lender shall provide the Borrower with summary fee statements that set forth the amount of charges for professional and ancillary services but will not include time entry detail or descriptions. Notwithstanding the foregoing, the aggregate amount of expenses subject to reimbursement under this Section 10.5(a) in connection with the initial closing shall not exceed $100,000.
(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loans or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d) Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(e) Survival. Each Loan Party’s obligations under this Section shall survive the Discharge of Obligations.
10.6 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby provided that:

(i) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and (ii) the Lender or any Affiliate thereof may assign or otherwise transfer any of its rights or obligations hereunder to (1) the Lender or any of its Affiliates or (2) with the prior written consent of the Borrower, unless an Event of Default shall have occurred and be continuing at such time, then no such consent of the Borrower shall be required; provided that if Lender requests such consent and Borrower has not responded to such request within 5 days, then such consent shall be deemed to have been given. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, for the benefit of the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a prime broker; provided that no such pledge or assignment of security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
10.7 Adjustments; Set-off.
(a) Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The Lender agrees to notify the Borrower in writing promptly after any such setoff and application made by the Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which the Lender or its Affiliates may have.
10.8 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver, interim receiver, receiver and manager, custodian or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest, at the option of the Lender, shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Electronic Execution.
(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.
(b) The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any other Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.12 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.13 GOVERNING LAW. THIS AGREEMENT (INCLUDING SECTION 10.14 (SUBMISSION TO JURISDICTION; WAIVERS)) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.
10.14 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a) submits to the exclusive jurisdiction of the State and Federal courts in the Southern District of the State of New York; and expressly submits and consents in advance to such jurisdiction in any action or suit relating to this Agreement and the other Loan Documents to which it is a party, commenced in any such court or for recognition and enforcement of any judgment in respect thereof, and hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court; provided that nothing in this Agreement shall be deemed to operate to preclude the Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Lender;
(b) hereby agrees that service of the summons, complaints, and other process issued in such action or suit may be made by registered or certified mail addressed to the relevant party at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;
(c) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and
(d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations.
10.15 Acknowledgements; Public Statements and Use of Name. The Borrower hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b) the Lender does not have any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;
(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Borrower and the Lender; and
(d) the Lender or its Affiliates may provide financing or other services to or may have investments in parties whose interests may conflict with the interests of the Loan Parties, and the Lender has no obligation to disclose any of such interests.
The Loan Parties and their Affiliates will consult with the Lender before issuing any press release or making any public statement or filing with respect to the Loan Documents and the transactions contemplated hereby and will provide the Lender and its counsel with a draft of any press release or other public statement or filing at least two (2) days prior to such disclosure, except where advance notice is not permitted by applicable law. The Loan Parties and their Affiliates will in good faith consider comments to, or other modifications of, such disclosure. Notwithstanding anything herein to the contrary, no Loan Party or Affiliate thereof shall use the Lender’s name without the Lender’s prior written approval, except as required by applicable law.
10.16 Delivery of Information. Notwithstanding anything herein or in any Loan Document to the contrary, if any notice, report or other information required to be furnished pursuant to this Agreement or any other Loan Document contains material non-public information with respect to the Borrower or its Affiliates, or the respective securities of the foregoing (“MNPI”), the Borrower shall notify the Lender that the Borrower desires to deliver MNPI to the Lender (any such notice, an “MNPI Notice”). The Lender may either (i) refuse the delivery of such MNPI or (ii) direct the delivery of such MNPI to (x) a designee of the Lender (including counsel to the Lender) or (y) the Lender pursuant to procedures acceptable to the Lender. If the Lender elects the option under clause (ii) of the preceding sentence, the Borrower shall promptly deliver to the Lender or its designee, as applicable, the information subject to such MNPI Notice.
10.17 Patriot Act. The Lender hereby notifies the Borrower and each other Loan Party that, pursuant to the provisions of the U.S. Bank Secrecy Act and Patriot Act, the Money Laundering Control Act of 1986, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, and all other laws, rules and regulations of any jurisdiction applicable to the Loan Parties related to terrorist financing or money laundering, including know-your-customer (KYC) and financial recordkeeping and reporting requirements, it may be required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the names and addresses and other information that will allow the Lender to identify the Borrower and each other Loan Party in accordance with such rules and regulations. The Borrower and each other Loan Party will, and will cause each of its respective Subsidiaries to, provide such information and take such actions as are reasonably requested by the Lender to assist the Lender in maintaining compliance with such applicable rules and regulations.
10.18 Confidentiality. The Lender shall hold all MNPI regarding the Borrower and its Subsidiaries, Affiliates and their businesses identified as such by the Borrower and obtained by the Lender pursuant to the requirements of the Loan Documents in accordance with the Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Lender may make (i) disclosures of such information to Affiliates of the Lender and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors, leverage facility providers and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by the Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of the Term Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.18 or other provisions at least as restrictive as this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties received by it from the Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (v) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law). In addition, the Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Lender in connection with the administration and management of this Agreement and the other Loan Documents.
10.19 Financing Right of First Refusal. Borrower hereby grants to the Lender a right of first refusal to provide up to twenty-five percent (25%) of any Additional Financing to be issued by the Borrower or its Subsidiaries, subject to the following terms and conditions. From and after the Closing Date, prior to the incurrence of any additional indebtedness and/or the sale or issuance of any Capital Stock of the Borrower or its Subsidiaries (an “Additional Financing”), the Borrower and/or any Subsidiary of the Borrower, as the case may be, shall notify the Lender of its intention to enter into such Additional Financing. In connection therewith, the Borrower and/or applicable Subsidiary thereof shall submit a fully executed term sheet (a “Proposed Term Sheet”) to the Lender setting forth the terms, conditions and pricing of such Additional Financing (such financing to be negotiated on “arm’s length” terms and the terms thereof to be negotiated in good faith) proposed to be entered into by the Borrower and/or applicable Subsidiary. The Lender shall have the right, but not the obligation, to participate in such Additional Financing for up to twenty-five percent (25%) of the aggregate principal amount on the same terms and conditions as those offered to the Borrower and its Subsidiary in the Proposed Term Sheet. The Lender shall deliver its notice of participation to the Borrower within ten (10) Business Days of receipt of such Proposed Term Sheet.
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IN WITNESS WHEREOF, this Agreement and all documents executed in connection therewith, or relating thereto, have been negotiated, prepared and deemed to be duly executed by the Borrower in the United States of America. In addition, this Agreement is being executed as an instrument under the laws of the State of New York and delivered by their proper and duly authorized officers as of the day and year first above written.

THE BORROWER:

QT IMAGING HOLDINGS, INC.

By: /s/Dr. Raluca Dinu__________________
Name: Dr. Raluca Dinu
Title: Chief Executive Officer
[Signature Page to Credit Agreement]

THE LENDER:

LYNROCK LAKE MASTER FUND LP
By: Lynrock Lake Partners LLC, its general partner

By: /s/Cynthia Paul__________________________
Name: Cynthia Paul
Title: Member

[Signature Page to Credit Agreement]